PROSPECTUS SUPPLEMENT
(To Prospectus dated April 28, 1995)
                                 $164,700,000
                                     LOGO
                   PASS THROUGH CERTIFICATES, SERIES 1996-A
                              ------------------
  Each Pass Through Certificate offered hereby (collectively, the "Certificates") will represent a fractional undivided interest in one of the two United Airlines 1996-A Pass Through Trusts (the "1996-A1 Trust" and the "1996-A2 Trust" and, collectively, the "Trusts") to be formed pursuant to two separate trust supplements (each, a "Trust Supplement") between United Air Lines, Inc. ("United") and First Security Bank of Utah, National Association (the "Trustee"), as trustee under each Trust, which supplement the Pass
Through Trust Agreement dated as of February 1, 1992, as amended and restated as of May 1, 1995 (the "Basic Agreement"). Upon purchase of the related Equipment Notes, the property of the Trusts will consist of equipment notes (the "Equipment Notes") to be issued on a nonrecourse basis by the trustees of separate owner trusts (each, an "Owner Trustee") in connection with two separate leveraged lease transactions to refinance not more than 80% of the equipment cost to the related Owner Trustee of one Boeing 777-222 aircraft and one Boeing 747-451 aircraft (collectively, the "Aircraft") which have been leased to United.
  The Equipment Notes in respect of each Aircraft will be issued in two series. Each Trust will purchase one series of the Equipment Notes issued with respect to each of the Aircraft such that all of the Equipment Notes held in each Trust will have an interest rate corresponding to the interest rate applicable to such Trust. The maturity dates of the Equipment Notes acquired by each Trust will occur on or before the final distribution date applicable to the Certificates issued by such Trust. The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and an assignment of the Lease relating thereto, including the right to receive rentals payable with respect to such Aircraft by United. Although neither the Certificates nor the Equipment Notes are direct obligations of, or guaranteed by, United, the amounts unconditionally payable by United for lease of the Aircraft will be sufficient to pay in full when due all payments required to be made on the Equipment Notes held in the Trusts.
                                                       (Continued on next page)
                              ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR
     THE PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY  IS A  CRIMINAL
      OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               Final
        Pass Through        Distribution   Principal   Interest      Price      Discounts and  Proceeds to the
        Certificates            Date         Amount      Rate    to Public (1) Commissions (2) Trustees (1)(2)
--------------------------------------------------------------------------------------------------------------
                            January 30,
  1996-A1.................      2013      $109,512,000   7.27%      100.000%         .65%          100.000%
                            January 30,
  1996-A2.................      2019        55,188,000   7.87       100.000          .65           100.000
--------------------------------------------------------------------------------------------------------------
  Total...................                $164,700,000           $164,700,000    $1,070,550     $164,700,000
--------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, at the applicable interest rate from the date of issuance of the Certificates.
(2) United will initially pay the underwriting discounts and commissions and the Owner Participants will reimburse United for such expenses. In addition, certain other expenses estimated at $375,625 will be paid (other than certain expenses paid by United) by the Owner Participants.

                              ------------------

  The Certificates are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that delivery of the Certificates in book-entry form will be made on or about February 6, 1996 through the facilities of The Depository Trust Company, against payment therefor in immediately available funds.
                              ------------------
LEHMAN BROTHERS
                             MORGAN STANLEY & CO.
                                    INCORPORATED
                                                NATWEST CAPITAL MARKETS LIMITED
January 30, 1996

(Continued from previous page)

  Interest paid on the Equipment Notes held in each Trust will each be passed through to Certificateholders of such Trust on January 30 and July 30 of each year, commencing July 30, 1996, at the rate per annum set forth on the cover page hereof for such Trust until the final distribution date for such Trust. Principal payments on the Equipment Notes held in each Trust will be passed through to Certificateholders of each such Trust in scheduled amounts on January 30 or July 30, or both, of certain years, commencing January 30, 1997, in the case of the 1996-A1 Trust, and January 30, 2014, in the case of the 1996-A2 Trust, until the final distribution date for such Trust.

  It is expected that delivery of the Certificates will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the fifth business day following the date hereof (such settlement cycle being herein referred to as "T+5"). Purchasers of Certificates should note that trading of the Certificates on the date hereof or the next succeeding business day may be affected by the T+5 settlement. See "'Underwriting" in this Prospectus Supplement.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus accompanying this Prospectus Supplement (the "Prospectus").

                                  THE COMPANY

  United is a wholly-owned subsidiary of UAL Corporation ("UAL"), accounting for virtually all of UAL's revenues and expenses in 1995. United is one of the world's largest airlines, as measured by operating revenues, revenue passengers and revenue passenger miles flown. As of December 31, 1995, United served 144 airports in the United States and 30 foreign countries. During 1995, United averaged 2,172 departures daily, flew a total of 112 billion revenue passenger miles and carried an average of 215,521 passengers per day. As of December 31, 1995, United's fleet of aircraft totaled 558. United's major hub operations are located at Chicago, Denver, San Francisco, Washington, D.C. and Tokyo.

                                  THE OFFERING

Glossary.............. Included at the end of this Prospectus Supplement as an
                       Appendix is a Glossary of certain of the significant defined terms used herein.

Trusts................ The 1996-A1 Trust and the 1996-A2 Trust are each to be formed pursuant to a separate Trust Supplement to the Basic Agreement. Each Trust will be a separate entity.

Trust Property........ The property of each of the Trusts will consist of
                       Equipment Notes issued on a nonrecourse basis in two separate leveraged lease transactions to refinance not more than 80% of the equipment cost to the related Owner Trustee of one Boeing 777-222 aircraft delivered and leased by the related Owner Trustee to United in May 1995 (the "777 Aircraft") and one Boeing 747-451 aircraft delivered and leased by the related Owner Trustee to United in August 1994 (the "747 Aircraft"). The Equipment Notes with respect to each of the two Aircraft will be issued by the related Owner Trustee in two series. The maturity dates of the Equipment Notes acquired by each Trust will occur on or before the final distribution date applicable to the Certificates issued by such Trust. The aggregate principal amount of the Equipment Notes to be held in each Trust will be the same as the aggregate principal amount of the Certificates issued by that Trust.

Certificates
 Offered;Book-Entry
 Registration......... Each Certificate will represent a fractional undivided interest in the related Trust. The Certificates of each Trust will be issued in fully registered form only and will be registered in the name of Cede & Co. ("Cede"), as the nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in the Certificates will be entitled to receive a definitive certificate representing such person's interest in the Trust, unless definitive certificates are issued, which will only occur under limited circumstances. See "Description of the Certificates--General" in this Prospectus Supplement and "Description of the Certificates--General", "--Book-Entry Registration" and "--Definitive Certificates" in the Prospectus.

Regular Distribution
 Dates................ January 30 and July 30.

Special Distribution
 Dates................ Any Business Day on which a Special Payment is to be distributed.

Record Dates.......... The fifteenth day preceding a Regular Distribution Date or a Special Distribution Date.

Distributions......... Payments of interest with respect to the respective
                       Equipment Notes held in each Trust will be distributed by the Trustee to the Certificateholders of such Trust on the Regular Distribution Dates referred to above commencing July 30, 1996, except in certain circumstances. Payments of principal on the respective Equipment Notes held in each Trust are scheduled to be received in specified amounts by the Trustee of such Trust on January 30 or July 30, or both, of certain years, commencing January 30, 1997, in the case of the 1996-A1 Trust, and January 30, 2014, in the case of the 1996-A2 Trust, and to be distributed to the Certificateholders of such Trust on the corresponding Regular Distribution Date. Payments of principal, premium, if any, and interest resulting from the early redemption or purchase, if any, of the Equipment Notes held in any Trust will be distributed on a Special Distribution Date after not less than 20 days' notice from the Trustee to the Certificateholders of such Trust. For a discussion of distributions upon an Event of Default, see "Description of the Certificates-- Events of Default and Certain Rights Upon an Event of Default" in the Prospectus.

Method of
 Distribution......... Under the terms of the Basic Agreement, United and the
                       Trustee will treat the persons in whose names the Certificates are registered as the owners of such Certificates for the purpose of receiving payments of principal and interest on such Certificates and for all other purposes whatsoever. So long as the Certificates are registered in the name of Cede, as nominee of DTC, distributions by the Trustee, including the final distribution of principal with respect to the Certificates of any Trust, will be made in same-day funds to DTC. See "Description of Certificates--Same-Day Settlement and Payment" in the Prospectus. DTC will in turn make distributions in same-day funds to those participants in DTC who are credited with ownership of the Certificates ("DTC Participants") in amounts proportionate to the amount of each such DTC Participant's respective holdings of beneficial interests in such Certificates. Corresponding payments by the DTC Participants to beneficial owners of the Certificates will be the responsibility of such DTC Participants and will be made in accordance with customary industry practices. See "Description of the Certificates--Book-Entry Registration" in the Prospectus. Therefore, neither United nor the Trustee has any direct responsibility or liability for distributions or payments to owners of beneficial interests in the Certificates (the "Certificate Owners"). At such time, if ever, as the Certificates are issued in definitive form and not registered in the name of Cede, as nominee for DTC, distributions by the Trustee to Certificateholders, other than the final distribution, will be made by check mailed to each Certificateholder of record on the applicable record date at its address appearing on the register. The final distribution with respect to the Certificates of any Trust will be made only upon surrender and presentation thereof at the office or agency of the Trustee. See "Description of the Certificates-- Definitive Certificates" in the Prospectus.

Equipment Notes:
 Interest............. Interest will be payable on the Equipment Notes held in each Trust on the unpaid principal amount thereof on January 30 and July 30 of each year, commencing July 30, 1996, which interest will be passed through to Certificateholders of such Trust on each such date.

                       Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. See "Description of the Certificates--General" and"--Payments and Distributions" in this Prospectus Supplement.

Equipment Notes:
 Principal............ Scheduled principal payments on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on January 30 or July 30, or both, of certain years, commencing January 30, 1997, in the case of the 1996-A1 Trust, and January 30, 2014, in the case of the 1996-A2 Trust, in accordance with the principal repayment schedule set forth below under "Description of Equipment Notes--General". See "Description of the Certificates--Payments and Distributions" in the Prospectus and this Prospectus Supplement.

Equipment Notes:
 Redemption........... (a) The Equipment Notes issued with respect to an
                       Aircraft will be redeemed in whole upon the occurrence of an Event of Loss to such Aircraft if such Aircraft is not replaced by United and, with respect to the 777 Aircraft, will be redeemed in part upon the occurrence of an Event of Loss with respect to an Engine under certain circumstances specified in the related Lease, in each case at a price equal to the Redemption Price (as defined in the Glossary), but without any premium.

                       (b) If, with respect to an Aircraft, (i) one or more Lease Events of Default shall have occurred and be continuing for a period of one year or more and the Equipment Notes issued with respect to such Aircraft shall not have been accelerated or (ii) the Equipment Notes with respect to such Aircraft shall have been accelerated, then in each case the Equipment Notes issued with respect to such Aircraft may be redeemed or purchased by the related Owner Trustee or Owner Participant on the applicable redemption or purchase date at a price equal to the Redemption Price, but without any premium.

                       (c) The Equipment Notes may under certain other circumstances be redeemed or purchased on the applicable redemption or purchase date at a price equal to the Redemption Price, plus, if such redemption or purchase is made prior to the respective dates set forth below, a premium, if any:

                                                 PREMIUM
                    TRUST                   TERMINATION DATE
                    -----                   -----------------
                    1996-A1................ November 14, 2007
                    1996-A2................ October 24, 2015

                       See "Description of the Equipment Notes--Redemption" in this Prospectus Supplement for a description of the manner of computing such premium and the circumstances under which the Equipment Notes may be so redeemed or purchased.

Equipment Notes:
 Security............. The Equipment Notes issued with respect to each
                       Aircraft will be secured by a security interest in such Aircraft and an assignment to the related Loan Trustee of certain of the related Owner Trustee's rights under the Lease with respect to such Aircraft, including the right to receive payments of rent thereunder, with certain exceptions. The Equipment Notes are not cross-collateralized and, consequently, the Equipment Notes issued in respect of any one Aircraft are not secured by the other Aircraft or the Lease related thereto. There are no cross-default provisions in the Indentures and, consequently, events resulting in an Indenture Default under either Indenture will not necessarily result in an Indenture Default occurring under the other Indenture. If the Equipment Notes issued with respect to one Aircraft are in default, the Equipment Notes issued with respect to the remaining Aircraft may not be in default and, if not in default, no remedies will be exercisable under the Indenture with respect to such other Aircraft. See "Description of the Equipment Notes--Security" in the Prospectus and "Description of the Equipment Notes--Indenture Defaults, Notice and Waiver" in this Prospectus Supplement.

                       Although the Equipment Notes are not obligations of, or guaranteed by, United, the amounts unconditionally payable by United for lease of the Aircraft will be sufficient to pay in full when due all payments required to be made on the Equipment Notes. See "Description of the Equipment Notes--General" in the Prospectus and this Prospectus Supplement.

Use of Proceeds....... The proceeds from the sale of the Certificates will be used in part to purchase the Equipment Notes issued by the related Owner Trustees in connection with the refinancing of not more than 80% of the equipment cost to the Owner Trustees of each of the Aircraft. The Equipment Notes will represent in the aggregate the entire debt portion of the leveraged lease transactions relating to the two Aircraft. The remainder of the proceeds will be used to reduce the initial equity investments in the Aircraft by the related Owner Participants. See "Use of Proceeds" in this Prospectus Supplement.

Trustee............... First Security Bank of Utah, National Association
                       ("First Security"), will act as Trustee and as paying agent and registrar for the Certificates of each Trust. First Security also acts as Loan Trustee and as paying agent and registrar for each series of Equipment Notes.

Federal Income Tax
 Consequences......... Each Trust will be classified as a grantor trust for federal income tax purposes and therefore each Certificate Owner will be treated as the owner of a pro rata undivided interest in each of the Equipment Notes and any other property held by such Trust and should report on its federal income tax return its pro rata share of income from such Equipment Notes and other property held by such Trust in accordance with such Certificate Owner's method of accounting. See "Federal Income Tax Consequences" in the Prospectus.

                                  THE COMPANY

  United is a wholly-owned subsidiary of UAL Corporation ("UAL"), accounting for virtually all of UAL's revenues and expenses in 1995. United is one of the world's largest airlines, as measured by operating revenues, revenue passengers and revenue passenger miles flown. As of December 31, 1995, United served 144 airports in the United States and 30 foreign countries. During 1995, United averaged 2,172 departures daily, flew a total of 112 billion revenue passenger miles and carried an average of 215,521 passengers per day. As of December 31, 1995, United's fleet of aircraft totalled 558. United's major hub operations are located at Chicago, Denver, San Francisco, Washington, D.C. and Tokyo.

  The executive offices of United are located at 1200 East Algonquin Road, Elk Grove Township, Illinois 60007. The mailing address of United is P.O. Box 66100, Chicago, Illinois 60666. The telephone number for United is (847) 952-4000.

                              RECENT DEVELOPMENTS

  On January 23, 1996, UAL reported full year 1995 preliminary unaudited net earnings of $349 million. The 1995 earnings, before an after-tax $29 million extraordinary loss on the early extinguishment of debt, were $378 million, a company record for earnings from ongoing operations (before extraordinary items). Earnings per share were $19.11 on a fully diluted basis ($20.01 per share on a primary basis). In 1994, UAL reported net earnings of $51 million, including $128 million of one-time after-tax charges associated with the completion of the recapitalization and a one-time after-tax charge of $26 million associated with the adoption of SFAS No. 112. Operating earnings for 1995 were $829 million on operating revenues of $14,943 million. Operating earnings were $521 million in 1994 on operating revenues of $13,950 million.

  UAL also reported that on a pro forma, fully distributed basis (see below for further explanation of the methodology) 1995 net earnings were $662 million or $20.51 per share after preferred dividends. Fully distributed operating earnings for 1995 were $1,333 million. UAL reported that available seat miles grew 4.2% in 1995 to 158.6 billion from 152.2 billion in 1994. Traffic increased by 3.2% reflecting growth in revenue passenger miles to 111.8 billion from 108.3 billion in 1994. While the resulting passenger load factor decreased
0.7 points to 70.5% in 1995 from 71.2% in 1994, the breakeven passenger load factor also decreased, by 2.1 points, to 66.1% from 68.2% the prior year. Yield (revenue per passenger mile) increased by 4.2% for the year to 11.79c, up from 11.31c in 1994.

  For the fourth quarter, UAL reported a net loss of $5 million excluding certain special adjustments, or a loss of $1.25 per share after preferred dividends.

  In the fourth quarter, UAL recorded the following special adjustments:

    . An extraordinary loss of $29 million ($2.35 per share) after-tax due to early extinguishment of debt,
    . A $13 million ($1.09 per share) after-tax adjustment to depreciation associated with a write-down of non-operating aircraft, and . A $1.81 per share unfavorable impact due to the repurchase of a portion of outstanding Series B preferred stock.

The fourth quarter net loss including the special adjustments was $47 million or a loss of $6.50 per share after preferred dividends. For the comparable quarter in 1994, UAL reported net income of $11 million (a loss of $0.98 per share after preferred dividends).

  On a fully distributed basis, UAL fourth quarter net income, excluding the special adjustments, was $98 million or $2.95 per share for each of the 30.7 million fully distributed shares. The fully distributed net earnings represented a 46% increase from 1994's fourth quarter fully distributed net earnings of $67 million with earnings per share being an 88% improvement over last year's fully distributed earnings per share of $1.57. Fully distributed operating earnings for the quarter, excluding the special adjustments, were $212 million, a 23% improvement over 1994's $172 million.

  In addition to reviewing financial statements reported under generally accepted accounting principles (GAAP), UAL believes a more complete understanding of its results can be gained by viewing them on a pro forma, fully distributed basis. This approach considers all ESOP shares (which will be issued to employees over the course of the ESOP period) to be immediately outstanding and thus fully distributed. Consistent with this method, the ESOP compensation expense (which reflects the commitment of stock to employees) is excluded from fully distributed expenses and ESOP convertible preferred stock dividends have not been deducted from earnings attributable to common shareholders.

                     SELECTED FINANCIAL AND OPERATING DATA

  The following financial information should be read in conjunction with the consolidated financial statements and related notes of United included in its Annual Report on Form 10-K for the year ended December 31, 1994. The following information for the five years ended December 31, 1994 has been derived from United's consolidated financial statements, which statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports incorporated by reference herein. Reference is made to said reports for the years 1994, 1993 and 1992 which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and post-retirement benefits other than pensions discussed in the notes to the consolidated financial statements for such years. The financial information for the nine months ended September 30, 1995 and 1994 is unaudited but in the opinion of management includes all adjustments necessary for a fair presentation. See "Incorporation of Certain Documents by Reference" in the Prospectus.

                              NINE MONTHS
                          ENDED SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                          -------------------   -------------------------------------------
                            1995       1994      1994     1993     1992     1991     1990
                          ---------  ---------  -------  -------  -------  -------  -------
                                             (DOLLARS IN MILLIONS)
Statement of
 consolidated operations
 data:
 Operating revenues.....  $  11,239  $  10,464  $13,887  $13,168  $11,688  $10,703  $10,282
 Earnings (loss) from
  operations............        809        437      513      295     (496)    (491)     (41)
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes....        384         56       66      (17)    (386)    (335)      96
 Net earnings (loss)....        384         30       40      (36)    (933)    (335)      96
Statement of
 consolidated financial
 position data (at end
 of period):
 Total assets...........  $  12,392  $  12,261  $11,952  $12,153  $12,067  $ 9,907  $ 8,001
 Total long-term debt
  and capital lease
  obligations, including
  current maturities....      3,757      4,173    4,015    3,614    3,628    2,531    1,326
 Shareholder's equity...        701       (175)     (56)     674      738    1,613    1,769
Operating data:
 Revenue passengers
  (millions)............         59         55       74       70       67       62       58
 Average length of
  passenger trip in
  miles.................      1,423      1,473    1,459    1,450    1,390    1,327    1,322
 Revenue passenger miles
  (millions)............     84,462     81,292  108,299  101,258   92,690   82,290   76,137
 Available seat miles
  (millions)............    118,929    113,790  152,193  150,728  137,491  124,100  114,995
 Passenger load factor..       71.0%      71.4%    71.2%    67.2%    67.4%    66.3%    66.2%
 Break even passenger
  load factor...........       65.3%      68.1%    68.2%    65.5%    70.6%    69.7%    66.5%
 Revenue per passenger
  mile..................       11.8c      11.4c    11.3c    11.6c    11.3c    11.5c    11.8c
 Cost per available seat
  mile..................        8.8c       8.8c     8.8c     8.5c     8.9c     9.0c     9.0c
 Average price per
  gallon of jet fuel....       58.0c      58.2c    58.8c    63.6c    66.4c    71.6c    80.4c

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for United for the periods indicated. Earnings represent earnings before income taxes and fixed charges (excluding interest capitalized). Fixed charges consist of interest and the portion of rental expenses deemed representative of the interest factor.

                                       NINE MONTHS
                                   ENDED SEPTEMBER 30, YEAR ENDED DECEMBER 31,
                                   ------------------- ------------------------
                                     1995      1994    1994 1993 1992 1991 1990
                                   --------- --------- ---- ---- ---- ---- ----
Ratio of earnings to fixed
 charges..........................   1.64      1.12    1.11 (a)  (a)  (a)  1.16

--------
(a) Earnings were inadequate to cover fixed charges by $77 million in 1993, $694 million in 1992 and $604 million in 1991.

                                USE OF PROCEEDS

  The Certificates are being issued in connection with the refinancing of the debt portion of two separate leveraged lease transactions entered into by United, as lessee, with respect to the 777 Aircraft and the 747 Aircraft. The $156,313,474.58 aggregate principal amount of debt currently outstanding with respect to the two Aircraft consists of variable interest rate loan certificates maturing May 29, 2011 and January 30, 2013. In addition to the repayment of such debt, an aggregate of $8,386,525.42 of the proceeds will be used to reduce the initial equity investments in the Aircraft by the Owner Participants. The proceeds from the sale of the Certificates are to be used by the Trustees on behalf of the Trusts to purchase $164,700,000.00 aggregate principal amount of Equipment Notes issued by the related Owner Trustees to refinance not more than 80% of the equipment cost to such Owner Trustees of the related Aircraft. The 777 Aircraft was delivered new to United in May 1995 and the 747 Aircraft was delivered new to United in August 1994, and each Aircraft was sold to the related Owner Trustee and leased back to United within one month of delivery.

  The Equipment Notes will be issued under two separate Indentures between First Security, as Loan Trustee thereunder, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Owner Trustee of a trust for the benefit of an Owner Participant. Each Owner Participant provided from its own funds at least 20% of the equipment cost of the related Aircraft and beneficially owns the related Aircraft. No Owner Participant, however, will be personally liable for any amount payable under the related Indenture or the Equipment Notes issued thereunder.

                              DIAGRAM OF PAYMENTS

  The diagram below illustrates certain aspects of the payment flows among United, the Owner Trustees, the Loan Trustees, the Trustees, the Owner Participants and the Certificateholders with respect to the two Trusts and the two related Aircraft.

  United has leased each Aircraft under a separate Lease from the Owner Trustee for such Aircraft. The Equipment Notes for each such Aircraft will be issued by such Owner Trustee in two series (each series to be purchased by one of the Trusts) and will be secured by such Aircraft and by an assignment of certain rights of the related Owner Trustee under the related Lease, which assignment requires United to make rental payments for each Aircraft directly to the related Loan Trustee. From these rental payments such Loan Trustee will on behalf of the related Owner Trustee first make payments to the Trustee for each of the Trusts on the Equipment Notes held in such Trust and will pay the remaining balance to the respective Owner Trustee for the benefit of the respective Owner Participant. The Trustee for each of the Trusts will pass through to the Certificateholders payments received with respect to the Equipment Notes held in such Trust. First Security will act as Trustee of each of the two Trusts and as Loan Trustee under the two Indentures.


 -----------------------------------------------------------------------------
 |                           United Air Lines, Inc.                          |
 -----------------------------------------------------------------------------
                      |                                |
                      |      Lease Rental Payments     |
                      |           Assigned by          |
                      |          Owner Trustees        |
                     \/                               \/
                -------------------        -------------------
                |  Loan Trustee   |        |  Loan Trustee   |
            ----|       for       |        |      for        |----
            |   |  Aircraft No. 1 |        |  Aircraft No. 2 |    |
            |   -------------------        -------------------    |
Excess      |         |                                |          |     Excess
Payments    |         ----------------------------------          |     Payments
            |           |            1996-A          |            |
            |           |   Equipment Note Payments  |            |
            |           |                            |            |
           \/          \/                           \/           \/
------------------   -----------------    -----------------   ------------------
| Owner Trustee  |   | Pass Through  |    | Pass Through  |   | Owner Trustee  |
|      for       |   | Trustee for   |    | Trustee for   |   |      for       |
| Aircraft No. 1 |   | Pass Through  |    | Pass Through  |   | Aircraft No. 2 |
|                |   | Trust 1996-A1 |    | Trust 1996-A2 |   |                |
------------------   -----------------    -----------------   ------------------
            |           |             1996-A         |            |
Excess      |           |          Pass Through      |            |     Excess
Payments    |           |           Certificate      |            |     Payments
            |           |          Distributions     |            |
            |           |                            |            |
           \/          \/                           \/           \/
------------------   -----------------    -----------------   ------------------
|      Owner     |   | Holders of    |    | Holders of    |   |     Owner      |
| Participant for|   | Pass Through  |    | Pass Through  |   | Participant for|
| Aircraft No. 1 |   | Certificates, |    | Certificates, |   | Aircraft No. 2 |
|                |   | Series 1996-A1|    | Series 1996-A2|   |                |
------------------   -----------------    -----------------   ------------------

                        DESCRIPTION OF THE CERTIFICATES

  The Certificates offered hereby will be issued pursuant to two separate Trust Supplements to the Basic Agreement. The Prospectus provides for the issuance of up to $1,035,000,000 aggregate principal amount of pass through certificates (or such greater amount if issued at an original issue discount as shall result in aggregate proceeds of $1,035,000,000) pursuant to the Basic Agreement, which securities were registered with the Commission on April 27, 1992 and May 28, 1993. In May 1995, United Airlines Pass Through Certificates, Series 1995-A, in an aggregate principal amount of $246,302,000 were issued pursuant to the Basic Agreement and two trust supplements thereto. The following summary of the particular terms of the Certificates offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Certificates set forth in the Prospectus under the heading "Description of the Certificates". The statements under this caption are a summary and do not purport to be complete. The summary makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, and to all of the provisions of the Trust Supplements which, together with the forms of the related Note Purchase Agreements, Indentures, Leases, Trust Agreements and Participation Agreements, will be filed as exhibits to a Current Report on Form 8-K to be filed by United with the Commission in connection with this offering. Except as otherwise indicated, the following summary relates to each of the Trusts and the Certificates issued by each Trust. The terms and conditions governing each of the Trusts will be substantially the same, except that the principal amount, the interest rate, scheduled repayments of principal, and maturity date applicable to the Equipment Notes held by each Trust and the final distribution date applicable to each Trust will differ. Citations to the relevant sections of the Basic Agreement appear below in parentheses unless otherwise indicated.

GENERAL

  The Certificates of each Trust will be issued in fully registered form only. Each Certificate will represent a fractional undivided interest in the Trust created by the Trust Supplement pursuant to which such Certificate is issued. The property of each Trust (the "Trust Property") will include the Equipment Notes held in such Trust, all monies at any time paid thereon, all monies due and to become due thereunder and funds from time to time deposited with the Trustee in accounts relating to such Trust. Each Certificate will represent a pro rata share of the property held in the related Trust and will be issued only in integral multiples of $1,000. (Sections 2.01 and 3.01) The Certificates will be issued pursuant to a book-entry system and will be registered in the name of Cede as the nominee of DTC. No Certificate Owner will be entitled to receive a certificate representing such person's interest in Certificates, except as set forth in the Prospectus under "Description of the Certificates-- Definitive Certificates". Unless and until Definitive Certificates (as defined in the Prospectus) are issued under the limited circumstances described in the Prospectus, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined in the Prospectus), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. See "Description of the Certificates--Book-Entry Registration", "--Definitive Certificates", and "--Same-Day Settlement and Payment" in the Prospectus.

  Interest will be passed through to Certificateholders of each Trust at the applicable rate per annum set forth on the cover page of this Prospectus Supplement, which is calculated on the basis of a 360-day year of twelve 30-day months.

  The Certificates represent interests in the respective Trusts and all payments and distributions will be made only from the Trust Property. (Section 3.08) The Certificates do not represent an interest in or obligation of United, the Trustees, any of the Loan Trustees or Owner Trustees in their individual capacities, any Owner Participant, or any affiliate of any thereof.

PAYMENTS AND DISTRIBUTIONS

  Payments of principal, premium, if any, and interest with respect to the Equipment Notes held in each Trust will be distributed by the Trustee to Certificateholders of such Trust on the date receipt of such payment is confirmed, except in certain cases when some or all of such Equipment Notes are in default. See "Description of Certificates--Events of Default and Certain Rights Upon an Event of Default" in the Prospectus. Interest will be payable on the Equipment Notes held in each Trust on the unpaid principal amount thereof on January 30 and July 30 of each year, commencing July 30, 1996. Scheduled principal payments on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on January 30 or July 30, or both, of certain years, commencing January 30, 1997, in the case of the 1996-A1 Trust, and January 30, 2014, in the case of the 1996-A2 Trust, in accordance with the principal repayment schedule set forth below under "Description of Equipment Notes--General" (such scheduled payments of interest and principal on the Equipment Notes are herein referred to as "Scheduled Payments", and January 30 and July 30 of each year are herein referred to as "Regular Distribution Dates"). See "Description of the Equipment Notes--General" in this Prospectus Supplement. The Trustee of each Trust will distribute on each Regular Distribution Date to the Certificateholders of such Trust all Scheduled Payments, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each Certificateholder of each Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Equipment Notes held in such Trust. Each such distribution of Scheduled Payments will be made by the Trustee to the Certificateholders of the applicable Trust of record on the Record Date applicable to such Scheduled Payment subject to certain exceptions. (Sections
4.01 and 4.02) If a Scheduled Payment is not received by the Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date of confirmed receipt to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment (as defined below) and distributed as described below.

  Payments of principal, premium, if any, and interest received by the Trustee on account of the early redemption, if any, of the Equipment Notes held in a Trust, and payments received by the Trustee following a default in respect of Equipment Notes held in a Trust, relating to one or more Aircraft (including payments received by the Trustee on account of the purchase by the related Owner Trustee or Owner Participant of such Equipment Notes or payments received on account of the sale of such Equipment Notes by the Trustee) or Owner Participant (each, a "Special Payment") will be distributed on, in the case of an early redemption or a purchase, the date of such early redemption or purchase (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by the Trustee as soon as practicable after the Trustee has confirmed that it has received funds for such Special Payment (each, a "Special Distribution Date"). In the event of redemption or purchase of Equipment Notes held in either Trust, the Trustee will mail notice to the Certificateholders of such Trust not less than 20 days prior to the Special Distribution Date on which such Special Payment is scheduled to be distributed by the Trustee stating such anticipated Special Distribution Date. (Section 4.02) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for any Trust will be made by the Trustee to the Certificateholders of record of such Trust on the Record Date applicable to such Special Payment. See "Description of the Equipment Notes--Redemption" in this Prospectus Supplement and "Description of the Certificates--Events of Default and Certain Rights Upon an Event of Default" in the Prospectus.

  The Basic Agreement requires that the Trustee establish and maintain, for each Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the "Certificate Account") for the deposit of payments representing Scheduled Payments on the Equipment Notes held in such Trust. The Basic Agreement also requires that the Trustee establish and maintain, for each Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the "Special Payments Account") for the deposit of payments representing Special Payments, which account shall be non-interest bearing except in certain circumstances where the Trustee may invest amounts in such account in certain permitted investments. Pursuant to the terms of the Basic Agreement, the Trustee is required to deposit any Scheduled Payments relating to the applicable Trust received by it in the Certificate Account of such Trust and to deposit any

Special Payments so received by it in the Special Payments Account of such Trust. (Section 4.01) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Section 4.02)

  At such time, if any, as the Certificates are issued in the form of Definitive Certificates and not to Cede, as nominee for DTC, distributions by the Trustee from the Certificate Account or the Special Payments Account of each Trust on a Regular Distribution Date or a Special Distribution Date will be made by check mailed to each Certificateholder of record of such Trust on the applicable Record Date at its address appearing on the register maintained with respect to such Trust. (Section 4.02) The final distribution for each Trust, however, will be made only upon presentation and surrender of the Certificates for such Trust at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders of such Trust, specifying the date set for such final distribution and the amount of such distribution. (Section 11.01) See "Description of the Certificates-- Termination of the Trusts" in the Prospectus.

  If any Regular Distribution Date or Special Distribution Date is not a Business Day, distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day without additional interest. (Section 12.10)

  To the extent that any of the Equipment Notes contemplated to be held in the related Trust are not purchased out of the proceeds from the sale of Certificates on the date of issuance of the Certificates, the Trustee may use the unused portion of the proceeds for the purchase of such Equipment Notes at any time on or prior to March 31, 1996, and pending such purchase the Trustee will hold such proceeds from the sale of Certificates in an escrow account. Such proceeds will be invested, at the direction and risk of, and for the account of, United, in certain specified investments, which may include: (i) obligations of, or guaranteed by, the United States government or agencies thereof, (ii) open market commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof rated at least P-2 or its equivalent by Moody's Investors Service, Inc. or at least A-2 or its equivalent by Standard & Poor's Ratings Services, (iii) certificates of deposit issued by commercial banks organized under the laws of the United States or of any political subdivision thereof having a combined capital and surplus in excess of $500,000,000 which banks or their holding companies have a rating of A or its equivalent by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services; provided, however, that the aggregate amount at any one time so invested in certificates of deposit issued by any one bank shall not exceed 5% of such bank's capital and surplus, (iv) U.S. dollar denominated offshore certificates of deposit issued by, or offshore time deposits with, any commercial bank described in (iii) or any subsidiary thereof and (v) repurchase agreements with any financial institution having combined capital and surplus of at least $500,000,000 with any of the obligations described in (i) through
(iv) as collateral; provided that if all of the above investments are unavailable, the entire amounts to be invested may be used to purchase federal funds from an entity described in clause (iii) above; and provided further that no investment shall be eligible as a "specified investment" unless the final maturity date or date of return of such investment is on or before April 20, 1996. Earnings on such investments in the escrow account for each Trust will be paid to United periodically, and United will be responsible for any losses and United will pay to the Trustee on demand any such losses such that the amount of proceeds held in the escrow account shall be sufficient to purchase the Equipment Notes. To the extent that any amount of the proceeds held in the escrow account referred to above is not used to purchase Equipment Notes on or prior to March 31, 1996, an amount equal to the unused proceeds will be distributed by the Trustee to the holders of record of the Certificates on a pro rata basis upon not less than 20 days' prior notice to them as a Special Payment on a Special Distribution Date not later than April 20, 1996, together with interest thereon at a rate equal to the rate applicable to such Certificates, but without premium, and United will pay to the Trustee on such date an amount equal to such interest. (Sections 1.01 and 2.02(b))

  In the event of a delayed purchase of Equipment Notes as described above, on July 30, 1996, United will pay to the Trustee of each Trust an amount equal to the interest that would have accrued on any Equipment Notes purchased on a delayed basis by such Trust for the period from the date of the issuance of the Certificates to, but excluding, the date of the purchase of such Equipment Notes by the Trustee, which amount will be passed through to Certificateholders of such Trust on such date, together with any interest on the Equipment Notes held in such Trust. (Section 2.02(b))

POOL FACTORS

  Unless there has been an early redemption, purchase, or a default in the payment of principal or interest, in respect of one or more issues of the Equipment Notes held in a Trust, as described in "Description of the Equipment Notes--Redemption" in this Prospectus Supplement and "Description of Certificates--Events of Default and Certain Rights Upon an Event of Default" in the Prospectus, the Pool Factor with respect to the 1996-A1 Trust and 1996-A2 Trust will decline in proportion to the scheduled repayments of principal on the Equipment Notes held in such Trusts as described below in "Description of the Equipment Notes--General". In the event of such redemption, purchase or default, the Pool Factor and the Pool Balance of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Trust. Each Trust will have a separate Pool Factor.

  The "Pool Balance" for each Trust indicates, as of any date, the aggregate unpaid principal amount of the Equipment Notes held in such Trust on such date plus any amounts in respect of principal on such Equipment Notes held by the Trustee and not yet distributed. The Pool Balance for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Trust and the distribution thereof to be made on that date.

  The "Pool Factor" for each Trust as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original principal amount of the Equipment Notes held in such Trust. The Pool Factor for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Trust and the distribution thereof to be made on that date. Assuming that no early redemption or purchase, or default, in respect of any Equipment Notes shall have occurred, the Pool Factor for each Trust will initially be 1.0000000; thereafter, the Pool Factor for each Trust will decline as described herein to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the original principal amount of the holder's Certificate of such Trust by the Pool Factor for such Trust as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of such Trust on each Regular Distribution Date and Special Distribution Date.

  As of the date of sale by the Trustee of the Certificates and assuming that no early redemption or purchase, or default in the payment of principal, in respect of any Equipment Notes shall occur, the Scheduled Payments of principal on the Equipment Notes held in the 1996-A1 Trust and 1996-A2 Trust, and the resulting Pool Factors for such Trusts after taking into account each Scheduled Payment, are set forth below:

                  1996-A1 TRUST                       1996-A2 TRUST
  REGULAR     7.27% EQUIPMENT NOTES               7.87% EQUIPMENT NOTES
DISTRIBUTION        SCHEDULED       1996-A1 TRUST       SCHEDULED       1996-A2 TRUST
   DATES      PAYMENTS OF PRINCIPAL  POOL FACTOR  PAYMENTS OF PRINCIPAL  POOL FACTOR
------------  --------------------- ------------- --------------------- -------------
January
 30,
 1997..          $   776,602.40       0.9929085
January
 30,
 1998..            2,747,428.11       0.9678206
January
 30,
 1999..            2,947,166.13       0.9409088
January
 30,
 2000..            3,161,425.11       0.9120405
January
 30,
 2001..            3,391,260.72       0.8810735
January
 30,
 2002..            3,637,805.37       0.8478551
January
 30,
 2003..            3,902,273.82       0.8122218
January
 30,
 2004..            4,185,969.13       0.7739980
January
 30,
 2005..            5,758,464.21       0.7214151
January
 30,
 2006..            5,535,334.01       0.6708696
January
 30,
 2007..            5,213,348.83       0.6232643
January
 30,
 2008..            6,033,002.24       0.5681744
January
 30,
 2009..            7,075,967.78       0.5035608
January
 30,
 2010..           13,694,121.60       0.3785140
January
 30,
 2011..            9,330,334.27       0.2933149
July
 30,
 2011..            7,789,703.41       0.2221838
January
 30,
 2012..           12,676,767.83       0.1064269
January
 30,
 2013..           11,655,025.03       0.0000000
January
 30,
 2014..                                              $ 8,958,387.71       0.8376751
January
 30,
 2015..                                                9,791,840.18       0.6602481
January
 30,
 2016..                                               15,873,168.29       0.3726282
January
 30,
 2017..                                               12,939,991.59       0.1381571
January
 30,
 2018..                                                7,108,905.66       0.0093445
January
 30,
 2019..                                                  515,706.57       0.0000000

                       DESCRIPTION OF THE EQUIPMENT NOTES

  The following summarizes the particular terms and provisions of the Equipment Notes and supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Equipment Notes set forth in the Prospectus under the heading "Description of the Equipment Notes." The statements under this caption are summaries and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Equipment Notes, the Note Purchase Agreements, the Indentures, the Leases, the Participation Agreements and the Trust Agreements, the forms of which will be filed as exhibits to a Current Report on Form 8-K to be filed by United with the Commission in connection with this offering. Except as otherwise indicated, the following summaries relate to the Equipment Notes, the Note Purchase Agreement, the Indenture, the Lease, the Participation Agreement and the Trust Agreement relating to each Aircraft.

GENERAL

  The Equipment Notes with respect to each Aircraft will be issued in two series. The Equipment Notes with respect to each Aircraft are to be issued under a separate Indenture between State Street Bank and Trust Company of Connecticut, National Association, as Owner Trustee of a trust for the benefit of the Owner Participant which is the beneficial owner of such Aircraft, and First Security, as Loan Trustee.

  The Owner Trustee has leased each Aircraft to United pursuant to a separate Lease between the related Owner Trustee and United with respect to such Aircraft and has granted a security interest in such Aircraft and the rentals and other amounts due under the related Lease to the related Loan Trustee as security for the related Equipment Notes. United is obligated to make or cause to be made rental and other payments to the related Loan Trustee on behalf of the related Owner Trustee in amounts that will be at least sufficient to pay when due all payments required to be made on the Equipment Notes issued with respect to such Aircraft. The Equipment Notes are not, however, obligations of, or guaranteed by, United. United's rental obligations under each Lease are general obligations of United.

  Interest will be payable on the Equipment Notes held in each Trust on the unpaid principal amount thereof on January 30 and July 30 of each year, commencing July 30, 1996, which interest will be passed through to Certificateholders of such Trust on each such date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

  The aggregate principal amounts of the Equipment Notes to be issued with respect to each Aircraft, as such Equipment Notes are to be held in each of the Trusts, is as follows:

AIRCRAFT  AIRCRAFT      1996-A1 TRUST         1996-A2 TRUST        1996-A
  NO.       TYPE    7.27% EQUIPMENT NOTES 7.87% EQUIPMENT NOTES TRUSTS TOTAL
--------  --------  --------------------- --------------------- ------------
   1      B777-222      $ 42,649,000           $26,051,000      $ 68,700,000
   2      B747-451        66,863,000            29,137,000        96,000,000
                        ------------           -----------      ------------
                        $109,512,000           $55,188,000      $164,700,000
                        ============           ===========      ============

  The Scheduled Payments of principal on the Equipment Notes to be held in the 1996-A1 Trust and 1996-A2 Trust are as follows:

                                 1996-A1 TRUST
                             7.27% EQUIPMENT NOTES

                REGULAR
          DISTRIBUTION DATES      AIRCRAFT NO. 1 AIRCRAFT NO. 2 AGGREGATE TOTAL
          ------------------      -------------- -------------- ---------------
      January 30, 1997...........            --  $   776,602.40 $    776,602.40
      January 30, 1998........... $   927,662.62   1,819,765.49    2,747,428.11
      January 30, 1999...........     995,103.69   1,952,062.44    2,947,166.13
      January 30, 2000...........   1,067,447.73   2,093,977.38    3,161,425.11
      January 30, 2001...........   1,145,051.18   2,246,209.54    3,391,260.72
      January 30, 2002...........   1,228,296.40   2,409,508.97    3,637,805.37
      January 30, 2003...........   1,317,593.55   2,584,680.27    3,902,273.82
      January 30, 2004...........   1,413,382.60   2,772,586.53    4,185,969.13
      January 30, 2005...........   2,784,310.64   2,974,153.57    5,758,464.21
      January 30, 2006...........   2,344,959.48   3,190,374.53    5,535,334.01
      January 30, 2007...........   2,468,203.47   2,745,145.36    5,213,348.83
      January 30, 2008...........   2,581,784.15   3,451,218.09    6,033,002.24
      January 30, 2009...........   2,700,967.52   4,375,000.26    7,075,967.78
      January 30, 2010...........   8,760,305.13   4,933,816.47   13,694,121.60
      January 30, 2011...........   4,607,659.07   4,722,675.20    9,330,334.27
      July 30, 2011..............            --    7,789,703.41    7,789,703.41
      January 30, 2012...........   4,955,271.60   7,721,496.23   12,676,767.83
      January 30, 2013...........   3,351,001.17   8,304,023.86   11,655,025.03
                                  -------------- -------------- ---------------
      Total...................... $42,649,000.00 $66,863,000.00 $109,512,000.00
                                  ============== ============== ===============

                                 1996-A2 TRUST
                             7.87% EQUIPMENT NOTES

                REGULAR
           DISTRIBUTION DATES      AIRCRAFT NO. 1 AIRCRAFT NO. 2 AGGREGATE TOTAL
           ------------------      -------------- -------------- ---------------
      January 30, 2014............            --  $ 8,958,387.71 $ 8,958,387.71
      January 30, 2015............ $    99,548.23   9,692,291.95   9,791,840.18
      January 30, 2016............   5,386,847.95  10,486,320.34  15,873,168.29
      January 30, 2017............  12,939,991.59            --   12,939,991.59
      January 30, 2018............   7,108,905.66            --    7,108,905.66
      January 30, 2019............     515,706.57            --      515,706.57
                                   -------------- -------------- --------------
      Total....................... $26,051,000.00 $29,137,000.00 $55,188,000.00
                                   ============== ============== ==============

  If any date scheduled for any payment of principal, premium, if any, or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day without any additional interest.

REDEMPTION

  The Equipment Notes issued with respect to each Aircraft are separately subject to redemption or purchase in whole prior to maturity, without the consent of the Trustee, (i) on the Regular Distribution Dates occurring on or after the date specified in the related Lease (the earliest of which for any Aircraft is January 30, 2002) in connection with a voluntary termination by United of the related Lease if such Aircraft has been declared by United to be surplus to its requirements or economically obsolete to it, (ii) on certain Regular Distribution Dates as specified in the related Lease (the earliest of which is July 30, 2008) in connection with a purchase by United of such Aircraft where United does not assume the obligations of the applicable Owner Trustee under the related Indenture, (iii) on any Special Distribution Date occurring on or after February 6, 2001 in connection with an optional redemption as a part of a refunding or refinancing thereof or (iv) at the option of the applicable Owner Trustee or Owner Participant at any time after one or more Lease Events of Default under the related Lease shall have occurred and be continuing for a period of 180 days or more but less than one year during which period such Equipment Notes shall not have been accelerated, on the Special Distribution Date following notice by such Owner Trustee or Owner Participant of its election to so redeem or purchase such Equipment Notes. The price for the Equipment Notes redeemed under the circumstances set forth above shall be equal to the Redemption Price, plus a premium (as defined below), if any. If the sale of an Aircraft contemplated to occur on a lease termination date is not completed, the corresponding redemption will not take place and any notice of redemption will be deemed revoked. (Indentures, Article 6 and Section 8.03; Leases, Sections 9(b) and 19(b); Participation Agreements, Section 17)

  The "premium," if any, with respect to the Equipment Notes to be redeemed or purchased on any redemption or purchase date will be an amount which an independent investment banking institution of national standing selected by United (or, in certain circumstances, the applicable Owner Trustee or Loan Trustee) shall determine to be equal to the excess, if any, of (i) the sum of the present values of all the remaining Scheduled Payments of principal and interest from such redemption date to maturity of such Equipment Notes, discounted semiannually on each January 30 and July 30 at a rate equal to the Treasury Yield (as defined below), based on a 360-day year of twelve 30-day months, over (ii) the aggregate unpaid principal amount of such Equipment Notes plus accrued but unpaid interest on such Equipment Notes (but not any accrued interest in default), provided, however, that, if such redemption or purchase occurs on or after November 14, 2007, in the case of the Equipment Notes held in the 1996-A1 Trust, or October 24, 2015, in the case of Equipment Notes held in the 1996-A2 Trust, the premium shall be zero. (Indentures, Section 6.01(b))

  The "Treasury Yield" means, with respect to each Equipment Note to be redeemed or purchased, (x) in the case of an Equipment Note having a maturity less than one year after the applicable redemption or purchase date, the average yield to stated maturity on a government bond equivalent basis of the applicable United States Treasury Bill due the week of the maturity of such Equipment Note or (y) in the case of an Equipment Note having a maturity of one year or more after the applicable redemption or purchase date, the average yield to stated maturity of the most comparable United States Treasury Notes or Bonds as identified by an independent investment banker, corresponding in maturity to the Remaining Weighted Average Life (as defined below) of such Equipment Note (or, if there is no maturity corresponding to such Remaining Weighted Average Life, an interpolation of maturities by such independent investment banker), in each case under (x) and (y) above determined by such independent investment banker based on the average of the yields to stated maturity determined from the bid prices on the fourth Business Day preceding the applicable redemption or purchase date.

  The "Remaining Weighted Average Life" of such Equipment Note, at the redemption or purchase date of such Equipment Note, shall be the number of years obtained by dividing (a) the sum of the products obtained by multiplying
(i) the amount of each then remaining Scheduled Payment of principal, including the payment due on the maturity date of such Equipment Note, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the redemption or purchase date and the Regular Distribution Dates of such Scheduled Payments of principal, by (b) the then outstanding principal amount of such Equipment Note.

  In addition, the Equipment Notes issued with respect to each Aircraft are separately subject to redemption or purchase prior to maturity, without the consent of the Trustee, at a price equal to the Redemption Price, but without any premium (i) in whole at the option of the applicable Owner Trustee or Owner Participant, at any time after the occurrence and continuation of one or more Lease Events of Default under the related Lease for a period of one year or more during which period such Equipment Notes shall not have been accelerated,
(ii) in whole upon the acceleration of such Equipment Notes, (iii) in whole upon an Event of Loss with respect to such Aircraft if United has elected not to replace such Aircraft under the applicable Lease or (iv) with respect to the 777 Aircraft, in part upon an Event of Loss with respect to an Engine under certain circumstances set forth in Section 10(b) of the applicable Lease. (Indentures, Sections 6.01, 6.02 and 8.03)

INDENTURE DEFAULTS, NOTICE AND WAIVER

  Indenture Defaults include: (i) the occurrence of any Lease Event of Default under the applicable Lease, other than the failure to make certain indemnity and certain other payments to the related Owner Trustee or Owner Participant,
(ii) failure to pay any interest or principal or premium, if any, when due, continued for more than 10 days after such amount shall have become due and payable, (iii) failure by the related Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, or the related Owner Participant to observe or perform in any material respect certain covenants or obligations contained in the applicable Indenture, Participation Agreement or Trust Agreement, which failure is not remedied within a period of 30 days after notice to the related Owner Trustee and Owner Participant by the related Loan Trustee or the holders of at least 25% in unpaid principal amount of outstanding Equipment Notes issued under such Indenture, or failure by the related Owner Trustee or Owner Participant to observe or perform any other covenant or obligation contained therein, which failure shall have a material adverse effect on the rights and interests of the holders of the Equipment Notes, and such failure is not remedied within a period of 30 days after notice to the related Owner Trustee and Owner Participant by the related Loan Trustee or the holders of at least 25% in unpaid principal amount of outstanding Equipment Notes issued under such Indenture (provided that under certain circumstances when the related Owner Trustee or Owner Participant has undertaken to cure such failure, no Indenture Default shall have occurred if such failure is cured within a further specified period, the longest such period being 90 days), (iv) any representation or warranty made by the related Owner Trustee or Owner Participant in the applicable Participation Agreement, Note Purchase Agreement or Indenture, or in any document or certificate furnished to the related Loan Trustee pursuant thereto being incorrect in any material respect as of the date made and such incorrectness shall remain material and continue unremedied for a period of 30 days after notice to such Owner Trustee and Owner Participant by the related Loan Trustee or the holders of at least 25% in unpaid principal amount of outstanding Equipment Notes issued under such Indenture, and (v) the occurrence of certain events of bankruptcy, reorganization or insolvency of the related Owner Participant or Owner Trustee or the property subject to the related Indenture. (Indentures, Section 8.01)

  There are no cross-default provisions in the Indentures and consequently an Indenture Default under any particular Indenture will not in itself result in an Indenture Default under any other Indenture.

  In the event United fails to make any semiannual basic rent payment when due, and as long as no other Indenture Defaults (except a Lease Event of Default not involving the nonpayment of money) under the related Indenture shall have occurred and be continuing, within a specified period after such failure, the related Owner Participant or Owner Trustee may furnish to the related Loan Trustee an amount at least equal to the principal and interest then due but unpaid under the related Equipment Notes, varying by Aircraft, together with any interest thereon on account of the delayed payment thereof, in which event such Loan Trustee and the holders of outstanding Equipment Notes issued under such Indenture may not exercise any remedies otherwise available under such Indenture or such Lease as the result of such failure to make such rental payment, unless United has failed to make a basic rent payment when due on the three consecutive immediately preceding semiannual basic rent payment dates or on any six or more previous semiannual basic rent payment dates. The related Owner Participant or Owner Trustee may also cure any other default by United in the performance of its obligations under the applicable Lease that can be cured by the payment of money. (Indentures, Section 8.03(e)(i))

  Each Indenture provides that the Loan Trustee thereunder shall, after the occurrence of any event known to it to be an Indenture Default, promptly send written notice thereof to United, the Owner Trustee and the applicable Owner Participant, and within 90 days after the occurrence thereof, if such Indenture Default remains uncured, mail notice thereof to the holders of outstanding Equipment Notes issued under such Indenture, but such Loan Trustee may withhold such notice, except in the case of a default in the payment of the principal, interest or premium, if any, with respect to any such Equipment Notes, if it in good faith determines that withholding such notice is in the interest of such holders. (Indentures, Section 9.05)

  The holders of at least a majority in principal amount of the outstanding Equipment Notes issued with respect to any Aircraft may, by notice to the Loan Trustee, waive on behalf of all of the holders of such Equipment Notes any existing event of default or default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal or interest on any such Equipment Note or in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of an Equipment Note affected thereby. (Indentures, Sections 8.05 and 11.02)

  United is required to furnish annually to the Trustee a statement as to the fulfillment of its covenants under the Basic Agreement, and to the Loan Trustees a statement as to the fulfillment of its covenants under the Leases during the preceding year. (Basic Agreement, Section 8.04(d); Leases, Section 16(c))

REMEDIES

  If an Indenture Default shall occur and be continuing under an Indenture, the Loan Trustee thereunder or the holders of not less than 25% in unpaid principal amount of the Equipment Notes outstanding under such Indenture may declare the principal of all such Equipment Notes issued thereunder immediately due and payable. The holders of a majority in unpaid principal amount of Equipment Notes outstanding under such Indenture may annul any such declaration by such Loan Trustee or by the holders at any time prior to the sale of the related Aircraft after such an Indenture Default if (i) there has been paid to or deposited with such Loan Trustee an amount sufficient to pay all overdue installments of principal and interest on any such Equipment Notes that have become due otherwise than by such declaration of acceleration and any interest thereon and overdue installments of interest and certain expenses, (ii) such annulment would not conflict with any judgment or decree and (iii) all other existing Indenture Defaults under such Indenture have been cured or waived (other than nonpayment of principal of, or interest on, the Equipment Notes that has become due solely because of such acceleration). (Indentures, Section 8.02)

  Each Indenture provides that if an Indenture Default has occurred and is continuing, the Loan Trustee thereunder may exercise certain rights or remedies available to it under applicable law, including (if a Lease Event of Default under the related Lease has occurred and is continuing) one or more of the remedies with respect to the related Aircraft afforded to the applicable Owner Trustee by the related Lease for Lease Events of Default thereunder. Such Loan Trustee's right to exercise remedies under such Indenture is subject, in certain circumstances, to its having exercised or its concurrent exercise of certain remedies under Section 15 of the related Lease with respect to the related Aircraft, provided that the requirement to exercise such remedies under such Lease shall not apply in circumstances where such exercise has been involuntarily stayed or prohibited by applicable law or court order for a continuous period in excess of 60 days or such other period as may be specified in section 1110(a)(1)(A) of the Bankruptcy Code (as defined below) (plus an additional period, if any, resulting from (i) United or its trustee in bankruptcy in such proceeding assuming, or agreeing to perform its obligations under, such Lease with the approval of the applicable court or such Loan Trustee's consent to an extension of such period or (ii) such Loan Trustee's failure to give any requisite notice). See "The Leases--Events of Default" in this Prospectus Supplement. Such remedies may be exercised by such Loan Trustee to the exclusion of such Owner Trustee and, subject to the terms of such Lease, United. Any Aircraft sold in the exercise of such remedies will be free and clear of any rights of those parties, including the rights of United under the related Lease; provided that no exercise of any remedies by a Loan Trustee may affect the rights of United under the related Lease unless a Lease Event of Default thereunder has occurred and is continuing. (Indentures, Section 8.03)

  Section 1110 of title 11 of the United States Code (the "Bankruptcy Code") provides in part that the right of a lessor of aircraft, aircraft engines, propellers, appliances or spare parts, as defined in Section 40102 of the Aviation Act, that are subject to a lease to an air carrier that is a citizen of the United States (as defined in Section 40102 of the Aviation Act) operating under an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of the Aviation Act for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo to take possession of such equipment in compliance with the provisions of such lease is not affected by (i) the automatic stay provision of the Bankruptcy Code, which provision enjoins repossessions by creditors for the duration of the reorganization period, (ii) the provision of the Bankruptcy Code allowing the debtor in possession and/or the bankruptcy trustee to use property of the bankruptcy estate during the reorganization period, (iii) the provision of the Bankruptcy Code allowing the proponent of a plan of reorganization to confirm such plan by imposing the plan upon a class of claims or interests that has not accepted or is impaired by such plan and (iv) any power of the bankruptcy court to enjoin a repossession. Section 1110 provides, however, that the right of a lessor to take possession of an aircraft in the event of an event of default may not be exercised for 60 days following the date of the order for relief (unless specifically permitted by the bankruptcy court) and may not be exercised at all if, within such 60-day period, the debtor in possession and/or the bankruptcy trustee agrees to perform the debtor's obligations that become due on or after such date and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor).

  United has been advised by its counsel, Vedder, Price, Kaufman & Kammholz, that in its opinion each Owner Trustee, as lessor under the related Lease, and the related Loan Trustee, as assignee of such Owner Trustee's rights under such Lease pursuant to the related Indenture, would be entitled to the benefits of section 1110 of the Bankruptcy Code with respect to the Aircraft initially delivered under such Lease and subjected to the related Indenture.

  The opinion of Vedder, Price, Kaufman & Kammholz does not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the Loan Trustee shall continue to be entitled to the benefits of section 1110 with respect to such replacement. See "The Leases--Events of Loss" in this Prospectus Supplement.

  The holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the related Loan Trustee or of exercising any trust or power conferred on such Loan Trustee but in such event such Loan Trustee shall be entitled to be indemnified by the holders of such Equipment Notes before proceeding so to act and such Loan Trustee may not be held liable for any such action taken in good faith. The Loan Trustee may, in certain circumstances, refuse to follow such a direction. (Indentures, Sections 8.06, 9.01 and 9.02)

  The right of any holder of Equipment Notes to institute action for any remedy under the Indenture pursuant to which such Equipment Notes are issued (except the right to enforce payment of the principal, interest and premium, if any, with respect to its Equipment Notes when due) is subject to certain conditions precedent, including a request to the related Loan Trustee by the holders of not less than 25% in principal amount of such Equipment Notes outstanding to take action and an offer to such Loan Trustee of satisfactory indemnification against liabilities incurred by it in so doing. (Indentures, Sections 8.07 and 8.08)

  If an Indenture Default occurs and is continuing, any sums held or received by the related Loan Trustee may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Section 3.05)

  In the event of insolvency proceedings involving an Owner Participant, the related Aircraft, Lease and Equipment Notes might become part of such insolvency proceeding. In such event, payments under such Lease or on such Equipment Notes might be interrupted and the ability of the related Loan Trustee to exercise its remedies under the applicable Indenture might be restricted, although such Loan Trustee would retain its status as a secured creditor in respect of such Lease and Aircraft.

MODIFICATION OF INDENTURES, LEASES AND PARTICIPATION AGREEMENTS

  Without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture and the Lease and the Participation Agreement corresponding thereto may not be amended or modified, except to the extent indicated below.

  Certain provisions of any Indenture, and of the Lease, the Trust Agreement and the Participation Agreement corresponding thereto, may be modified by the parties thereto without the consent of any holders of the Equipment Notes outstanding under such Indenture. In the case of each Lease, such provisions include, among others, provisions relating to (i) rental payments and other payments, except to the extent that any such modification would cause the amount of such payments to be insufficient to pay the principal, interest and premium, if any, with respect to the related Equipment Notes, (ii) the return to the Owner Trustee thereunder of the related Aircraft at the end of the term of such Lease and (iii) the renewal of such Lease and the option of United at the end of the term of such Lease to purchase the related Aircraft. (Indentures, Sections 11.01 and 11.06)

  Without the consent of the holder of each Equipment Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may (i) reduce the principal amount, premium, if any, or any payment of interest due on any Equipment Note issued thereunder, (ii) change the date on which any payment of principal, premium, if any, or interest is due or payable on any Equipment Note issued thereunder, (iii) create any lien with respect to the property subject to the lien of such Indenture ranking prior to or on a parity with the lien created by such Indenture or deprive any holder of an Equipment Note issued thereunder of the lien of such Indenture upon the property subject thereto, (iv) reduce the percentage in principal amount of outstanding Equipment Notes issued thereunder necessary to modify or amend any provision of such Indenture or to waive compliance therewith or (v) modify any of the provisions relating to the rights of holders in respect of the waiver of defaults or events of default or receipt of payment. (Indentures, Section 11.02)

THE LEASES

  Each Aircraft has been leased by the related Owner Trustee under the related Lease to United.

  Term and Rentals. Each Aircraft has been leased separately by the related Owner Trustee to United for a term commencing on the delivery date thereof to the related Owner Trustee and expiring on a date not earlier than the latest maturity date of the related Equipment Notes, unless previously terminated as permitted by the related Lease. The semiannual basic rent payments under each Lease are payable by United on each January 30 and July 30 (or, if such day is not a Business Day, on the next succeeding Business Day) and has been assigned by the Owner Trustee under the corresponding Indenture to provide the funds necessary to make payments of principal and interest due from the Owner Trustee on the Equipment Notes issued under the Indenture corresponding to such Lease. In certain cases, the semiannual basic rent payments under the Leases will be adjusted, but each Lease provides that under no circumstances will rent payments by United be less than the scheduled payments on the related Equipment Notes. The balance of any such semiannual basic rent payment under the Leases, after payment of amounts due on the Equipment Notes issued under the Indenture corresponding to such Lease and any amounts due to the applicable Loan Trustee as compensation or indemnification, will be paid over to the applicable Owner Participant. United's obligation to pay rent and to cause other payments to be made under the Leases is a general obligation of United. (Leases, Section 3; Indentures, Section 3.03)

  Net Lease. United's obligations in respect of each of the Aircraft are those of a lessee under a "net lease". Accordingly, United is obligated, at its expense, to cause each Aircraft to be duly registered in the name of the applicable Owner Trustee, to pay all costs of operating each Aircraft and to maintain, service, repair and overhaul (or cause to be maintained, serviced, repaired and overhauled) each Aircraft (i) so as to keep it in at least as good operating condition as when delivered to United, ordinary wear and tear excepted, and in such condition as may be necessary to enable the airworthiness certification thereof to be maintained in good standing at all times (other than during temporary periods of storage in accordance with applicable regulations) under the Aviation Act except when all of United's aircraft of the same model as such Aircraft registered in the United States have been grounded by the Federal Aviation Administration (unless, with respect to the 747 Aircraft, such grounding was caused by United's failure to maintain, service, repair or overhaul the 747 Aircraft in accordance with the terms of the related Lease) or, if the Aircraft is registered in a foreign jurisdiction, except when all United's aircraft of the same model as such Aircraft registered in such foreign jurisdiction have been grounded by the aeronautical authority in such jurisdiction (unless, with respect to the 747 Aircraft, such grounding was caused by United's failure to maintain, service, repair or overhaul the 747 Aircraft in accordance with the terms of the related Lease) and (ii) in substantially the same manner in which United, or, in the event of a sublease, such sublessee, maintains, services, repairs or overhauls similar aircraft operated by United (or such sublessee) in similar circumstances and without in any way discriminating against such Aircraft, whether by reason of its leased status or otherwise (or, in the case of the 777 Aircraft, in such other manner as has been approved by the related Owner Participant). (Leases, Section 7(a)) United will, at its expense, replace or cause to be replaced all parts (other than certain severable parts added at the option of United and obsolete or unsuitable parts that United is permitted to remove to the extent described below) that may from time to time be incorporated or installed in or attached to either Aircraft or which have been removed therefrom but where title remains vested in the related Owner Trustee in accordance with the terms of the related Lease and that may become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use. (Leases, Section 8(a)) United or any sublessee has the right, at its own expense, to make such alterations, modifications and additions (including removal of parts which United or any sublessee claims to be obsolete or no longer suitable or appropriate for use) with respect to each Aircraft as United or such sublessee deems desirable in the proper conduct of its business, provided that no such alteration, modification, removal or addition shall diminish (or, in the case of the 747 Aircraft, shall materially diminish) the value or utility (or, in the case of the 777 Aircraft, with respect to the related airframe and Engines, remaining useful life) of such Aircraft or impair the condition or airworthiness thereof. In addition to the foregoing, the value (but not the utility, or, in the case of the 777 Aircraft, the condition, airworthiness or remaining useful life) of an Aircraft may be reduced by the value of parts that United deems obsolete or no longer suitable or appropriate, provided that the aggregate value of all such parts removed from an Aircraft and not replaced shall not exceed $600,000 in the case of the 747 Aircraft and $700,000 in the case of the 777 Aircraft. (Leases, Section 8(c))

  Registration, Possession, Sublease and Transfer. United may, under certain circumstances, after the date specified in the related Lease (the earliest of which for either Aircraft is January 1, 2002) register an Aircraft in certain jurisdictions outside the United States. United may, subject to certain limitations, sublease an Aircraft to any United States certificated air carrier or to certain foreign air carriers (such United States and foreign air carriers being the "Permitted Air Carriers") or to any other entity approved by the related Owner Participant, so long as the term of the sublease does not extend beyond the end of the basic term or any renewal term (or, in the case of the 777 Aircraft, beyond the date three months prior to the end of the basic term or any renewal term) then in effect under the Lease to which such Aircraft is subject unless United shall have irrevocably committed to purchase such Aircraft or renew such Lease in accordance with the terms thereof at the end of the basic term or renewal term, as the case may be, to a date beyond the term of the sublease (or, in the case of the 777 Aircraft, to a date at least three months beyond the term of the sublease). In addition, subject to certain limitations, United may transfer possession of an Aircraft other than by sublease, including transfers in connection with normal interchange or pooling arrangements (in the case of the 777 Aircraft, with Permitted Air Carriers or other carriers approved by the Owner Trustee), "wet leases", transfers to the United States of America or any instrumentality or agency thereof and transfers in connection with maintenance or modifications. If an Aircraft is subleased or the possession thereof is otherwise transferred, such Aircraft will remain subject to the related Lease and to the lien of the related Indenture. (Leases, Sections 7(a) and 7(b)) An Aircraft may be operated by United or under sublease or interchange arrangements or may be registered in countries that are not parties to the Geneva Convention for the International Recognition of Rights in Aircraft, and the extent to which the related Loan Trustee's security interest would be recognized in such Aircraft if located in such countries is uncertain.

  Liens. United will maintain each Aircraft free of any liens, other than the rights of the applicable Owner Participant, Owner Trustee, Loan Trustee, the holders of the related Equipment Notes and United arising under the Trust Agreement, the Lease, the Indenture, the Participation Agreement or other documents related thereto, and other than certain limited liens permitted under such related Lease and related Indenture, including liens for taxes either not yet due and payable or being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material risk of the sale, forfeiture or loss of such Aircraft or any interest therein; materialmen's, mechanics' and other similar liens arising in the ordinary course of business securing obligations that are either not overdue for more than 30 days or being contested in good faith by appropriate proceedings so long as during such period there is not, nor do such proceedings involve, any material risk of the sale, forfeiture or loss of such Aircraft or any interest therein; judgment liens, unless the judgment secured shall not, within 45 (or, with respect to the 777 Aircraft, 30) days after the entry thereof, have been discharged, vacated, reversed or execution thereof stayed pending appeal (and, with respect to the 747 Aircraft, so long as during such 45-day period there exists no material risk of the sale, forfeiture or loss of such Aircraft or any interest therein); or liens with respect to which United or any sublessee shall have posted a bond or other security; and certain liens required to be removed by the related Owner Trustee or Owner Participant. (Leases, Section 6; Participation Agreements, Section 8(g))

  Insurance. United will, at its or any sublessee's expense, maintain or cause to be maintained all-risk aircraft hull insurance covering each Aircraft and fire and extended coverage (including war risk, governmental confiscation and hijacking insurance, if and to the extent the same is maintained by United or any sublessee with respect to other aircraft owned or leased, and operated by United or such sublessee on the same routes) at all times in an amount not less than the stipulated loss value of such Aircraft (which will be an amount at least equal to the aggregate unpaid principal of, together with all unpaid interest accrued on, the outstanding Equipment Notes related to such Aircraft). During any period when an Aircraft is on the ground and not in operation, United may carry or cause to be carried in lieu of the insurance required by the previous sentence, insurance otherwise conforming with the provisions of said sentence except that the scope of the risks covered and the type of insurance shall be the same as are from time to time applicable to aircraft owned or leased by United of the same type as such Aircraft similarly on the ground and not in operation, in an amount at least equal to the stipulated loss value of such Aircraft. All policies covering loss of or damage to an Aircraft shall be made payable to the applicable Loan Trustee for any loss in excess of that certain amount specified in the applicable Lease, the highest of which under either Lease is $4,000,000. United may self-insure a portion of these risks, but in no case will the self-insurance with respect to all of the aircraft in United's fleet (including the Aircraft) exceed, for any calendar year, the lesser of 50% of the highest replacement value of any single aircraft in United's fleet or 1 1/2% of the average aggregate insurable value (during the preceding calendar year) of all aircraft on which United carries insurance. In addition, United will, at its or any sublessee's expense, carry or cause to be carried comprehensive airline liability (including, without limitation, passenger, contractual, bodily injury and property damage liability) insurance (exclusive of manufacturer's product liability insurance) and cargo liability insurance with respect to each Aircraft (i) in amounts that are not less than the greater of the comprehensive airline liability insurance as is from time to time applicable to aircraft owned or leased, and operated by United of the same type as such Aircraft, and not less than $450,000,000 per occurrence, varying by Aircraft, and (ii) of the types and covering the same risks as are from time to time applicable to aircraft owned or leased, and operated, by United of the same type as such Aircraft and which is maintained in effect with insurers of recognized reputation and responsibility, provided that United need not maintain cargo liability insurance, or may maintain such insurance in an amount less than that specified above for the respective Aircraft as long as the amount of cargo liability insurance, if any, maintained with respect to such Aircraft is the same as the cargo liability insurance, if any, maintained for other aircraft of the same model as such Aircraft owned or leased, and operated by United. During any period when an Aircraft is on the ground and not in operation, United may carry or cause to be carried in lieu of the insurance required by the previous sentence, insurance otherwise conforming with the provisions of said sentence except that the amounts of coverage shall not be required to exceed the amounts of comprehensive airline liability insurance, and the scope of risks covered and type of insurance shall be the same, as are from time to time applicable to aircraft owned or leased by United of the same type as such Aircraft similarly on the ground and not in operation. United may also self-insure a portion of these risks subject to the same limitations described above for insurance for risks of loss of or damage to the Aircraft. The Trustee, each related Loan Trustee, Owner Participant and Owner Trustee, in its individual capacity and as owner of the Aircraft, and United will be named as insured parties under all insurance policies required with respect to the related Aircraft. In addition, the insurance policies maintained under the Lease with respect to each Aircraft will provide that, in respect of the respective interests of the Trustee, the Loan Trustee, the Owner Participant and the Owner Trustee relating to such Aircraft, the insurance shall not be invalidated by any action or inaction of United or any sublessee or any other entity and shall insure the respective interests of the Trustee, the Loan Trustee, the Owner Participant and the Owner Trustee relating to such Aircraft, as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by United (or any sublessee or any other entity). Subject to certain limited exceptions, United may not operate or permit any sublessee or any other entity to operate either Aircraft in or to any area excluded from coverage by any insurance required by the related Lease (or, in the case of the 777 Aircraft, to a country with which the United States does not have diplomatic relations) unless the United States government or any agency or instrumentality thereof provides indemnification or insurance in lieu of such insurance coverage. (Leases, Sections 7(a) and 11)

  Termination. Unless one or more of certain defaults or Lease Events of Default shall have occurred and be continuing, United may terminate the related Lease on the third Business Day prior to the Regular Distribution Dates occurring on or after the date specified in the related Lease (the earliest of which is December 31, 2001) if it shall have determined that such Aircraft is surplus to its requirements or economically obsolete to it. United is required to give notice of its intention to exercise its right of termination described in this paragraph at least 120 days, varying by Aircraft, prior to the proposed date of termination (which notice may be withdrawn in certain circumstances up to 30 days and not more than 360 days prior to such proposed date). In the event that the applicable Owner Trustee elects to sell such Aircraft, United shall use reasonable efforts to obtain bids for such Aircraft as an agent for such Owner Trustee; the applicable Owner Participant may submit bids for such Aircraft. The applicable Owner Trustee shall sell such Aircraft on the date of termination to the highest cash bidder; if such sale occurs, the Equipment Notes related thereto will be redeemed as described herein. The net proceeds of such sale shall be payable to the applicable Owner Trustee. If the net proceeds to be received from such sale are less than the termination value for such Aircraft, United shall pay to the applicable Owner Trustee an amount equal to the difference between such net proceeds and termination value, together with certain other amounts. All funds to be paid to or deposited with the applicable Owner Trustee as described in this paragraph shall, so long as the related Indenture shall not have been discharged, be deposited directly with the applicable Loan Trustee. Upon receipt of the termination value for such Aircraft, together with certain additional amounts and together with all accrued and unpaid interest thereon to the date of the related redemption and an amount equal to the premium, if any, payable on such date of redemption, the lien of the related Indenture shall be released and the related Lease shall terminate with respect to such Aircraft, and the obligation of United thereafter to make scheduled rent payments with respect thereto shall cease. However, certain payment obligations of United shall survive the termination of the Lease. Amounts in excess of the aggregate payments to be made in connection with the redemption of Equipment Notes issued with respect to such Aircraft will be distributed by the Loan Trustee related thereto to the applicable Owner Trustee for distribution in accordance with the terms of the related Lease, Participation Agreement and Trust Agreement. In the event such Aircraft is not sold by the proposed termination date, such Lease, including all of United's obligations thereunder, shall continue in effect, and the Equipment Notes related thereto will not be redeemed. (Leases, Sections 9(b) and 9(c); Indentures, Sections 3.02, 6.01(b) and 13.01)

  The related Owner Trustee has the option in certain circumstances to retain title to the related Aircraft in the event United has given a notice of termination under the related Lease. In such event, such Owner Trustee shall pay, or cause to be paid, to the applicable Loan Trustee funds in an amount necessary to redeem the outstanding Equipment Notes issued with respect to such Aircraft determined in accordance with the preceding paragraph (other than unpaid basic rent and supplemental rent due on or prior to the proposed redemption date (other than basic rent payable in advance on such redemption date) and amounts payable in respect of any premium on such Equipment Notes, which amounts shall be payable by United). In the event all such amounts are not paid to such Loan Trustee, such Lease will not terminate, and the Equipment Notes related thereto will not be redeemed. (Leases, Section 9)

  Renewal and Purchase Options. At the end of the term of each Lease after final maturity of the Equipment Notes issued with respect thereto, in the absence of certain defaults or any Lease Event of Default thereunder, United will have certain options to renew such Lease for additional limited periods. In addition, United will have the right at the end of the term of such Lease to purchase the Aircraft subject thereto for an amount to be calculated in accordance with the terms of such Lease. (Leases, Section 19)

  United will also have the option, exercisable upon 120 days to 360 days' written notice, varying by Aircraft, to purchase either Aircraft on certain specified dates, the earliest of which is July 30, 2008. In the event United exercises such an option, the purchase price therefor shall be calculated in accordance with the provisions of the Lease related thereto, but in any event shall be sufficient to pay the redemption price of the related Equipment Notes and, upon receipt by the related Loan Trustee of such redemption price, United shall acquire the Aircraft free of the lien of such Indenture, unless United chooses to assume on a full recourse basis all of such Owner Trustee's obligations in respect of the related Equipment Notes and acquires the Aircraft subject to the lien of the related Indenture. See "Description of the Equipment Notes--Assumption of Obligations by United" in this Prospectus Supplement. (Leases, Section 19; Indentures, Section 7.03; Participation Agreements, Section 8(r) with respect to the 747 Aircraft and
Section 8(l) with respect to the 777 Aircraft)

  Events of Loss. If an Event of Loss occurs with respect to an Aircraft, United shall either pay to the applicable Owner Trustee the stipulated loss value of such Aircraft, together with certain additional amounts, or, unless certain defaults or any Lease Event of Default shall have occurred and be continuing, replace such Aircraft. In the event United elects to replace such Aircraft, it must do so on or before the Business Day next succeeding the 100th day following the date of occurrence of such Event of Loss with an aircraft of the same make and model or an improved model, having a value, utility and remaining useful life at least equal to, and in as good operating condition as, the Aircraft subject to the Event of Loss, assuming for this purpose that such Aircraft had been maintained in accordance with the related Lease immediately prior to the occurrence of the Event of Loss. If United pays the stipulated loss value for such Aircraft, together with certain additional amounts, which in all circumstances will be at least sufficient to pay in full as of the date of payment thereof the redemption price of the related Equipment Notes, the lien of the Indenture and the Lease relating to such Aircraft shall terminate with respect to such Aircraft and the obligation of United thereafter to make the scheduled rent payments with respect thereto shall cease. The stipulated loss value and other payments made by United shall be deposited with the applicable Loan Trustee. Amounts in excess of the redemption price of the Equipment Notes issued with respect to such Aircraft will be distributed by such Loan Trustee to the applicable Owner Trustee in accordance with the terms of the applicable Lease, Trust Agreement and Participation Agreement. (Leases,
Section 10(a); Indentures, Sections 3.02 and 6.01)

  If an Event of Loss occurs with respect to an Engine alone, United shall, within 45 days after the occurrence of such Event of Loss, replace such Engine with another engine of the same or another manufacturer and suitable for installation and use on the Aircraft, and having a value and utility at least equal to, and in as good operating condition (and, with respect to the 777 Aircraft, have an equivalent or greater useful remaining life) as the engine subject to the Event of Loss, assuming for this purpose that such Engine had been maintained in accordance with the related Lease immediately prior to the occurrence of such Event of Loss; provided that, with respect to the 777 Aircraft, under certain circumstances, United shall pay stipulated loss value with respect to such Engine, together with certain additional amounts, which in all circumstances will be at least sufficient to pay in full the redemption price with respect to that portion of the Equipment Notes relating to such Engine and, in such event, the lien of the Indenture and the Lease relating to such Engine shall terminate with respect to such Engine and United shall only be obligated to return the related Aircraft with any Engine for which United has not paid the stipulated loss value described above. (Leases, Section 10(b); Indentures, Sections 6.01 and 13.01)

  An Event of Loss with respect to an Aircraft or any Engine relating thereto means any of the following events with respect to such property: (i) loss of such property or the use thereof due to destruction of or damage to such property which renders repair uneconomic or which renders such property permanently unfit for normal use by United for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss; (iii) the theft or disappearance of such property for a period of, in the case of the 747 Aircraft, 90 consecutive days or, in the case of the 777 Aircraft, 30 consecutive days or, if earlier, until the end of the applicable Lease term (or, in the case of the 777 Aircraft, when United shall no longer be diligently attempting to locate and pursue the return of such property); (iv) the condemnation, confiscation or seizure of, or requisition or taking of title to, or use of, such property by any governmental or purported governmental authority (other than a requisition for use by certain permitted governments or any agency or instrumentality thereof), which in the case of any event referred to in this clause (iv) shall have resulted in a loss of title to, or possession of, such property by United for a period in excess of 90 consecutive days (except that, in the case of a loss of title relating to the 777 Aircraft, such period shall be in excess of 45 consecutive days) or, if earlier, until the end of the applicable Lease term; (v) as a result of any law, rule, regulation, order or other action by the Federal Aviation Administration or other governmental body of the government of registry of such Aircraft having jurisdiction, use of such property in the normal course of the business of air transportation shall have been prohibited for a period in excess of, in the case of the 747 Aircraft, 180 consecutive days or, in the case of the 777 Aircraft, 120 consecutive days or, if earlier, until the end of the term of the Lease in effect with respect to such Aircraft unless United, prior to the expiration of such period, shall have undertaken and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such property by United (but, with respect to the 777 Aircraft, in any event if such use shall have been prohibited for a period of one year) and, with respect to the 747 Aircraft, (a) such prohibition is applicable to United's entire fleet of aircraft of the same model as the Aircraft registered in the same country and
(b) United, within one year from the time of such prohibition, shall have conformed at least one such aircraft in its fleet to the requirements of such law, rule, regulation, order or other action and commenced regular commercial use of the same in such jurisdiction; (vi) the requisition of such property for use by the United States government or any government of registry of the Aircraft or any agency or instrumentality thereof, which shall have occurred during the term of the Lease in effect with respect to such property and, with respect to a requisition by the United States government or any agency or instrumentality thereof, shall have continued beyond the term (or, with respect to the 777 Aircraft, shall have continued for 30 days beyond the term) of the Lease in effect with respect to such property, and the related Owner Trustee shall not have furnished the written notice specified in such Lease or, with respect to any government of registry other than the United States or any agency or instrumentality thereof, shall have continued for more than two years (or, if earlier, until the end of the applicable Lease term); (vii) any divestiture of title to an Engine treated as an Event of Loss pursuant to the Lease in effect with respect to such Aircraft; or (viii) with respect to the 747 Aircraft, the operation of or location of the Aircraft, while under requisition for use by any government, in any area excluded from coverage by any insurance policy in effect with respect to the Aircraft required by the terms of the applicable Lease, unless in the case of a requisition by certain permitted governments or any agency or instrumentality thereof, Lessee shall have obtained an indemnity in lieu thereof from such government. (Leases, Section 1)

  Events of Default. Events of Default under the Leases (each, a "Lease Event of Default") include, among other things: (i) failure by United to make any payment of basic rent, termination value, stipulated loss value or premium within 10 days after the same shall have become due; (ii) failure by United to make any payment of supplemental rent not specified in clause (i) after the same shall have become due and such failure shall continue for 15 days after receipt of written demand therefor; (iii) failure by United to carry and maintain or cause to be carried or maintained insurance or, in certain instances, government indemnities, on or with respect to the Aircraft subject to such Lease in accordance with the provisions of the applicable Lease; (iv) failure by United to perform or observe (or cause to be performed or observed) in any material respect any other covenant or agreement to be performed or observed by it under such Lease or the related Participation Agreement or Indenture, and such failure shall continue for a period of 30 days after written notice by the applicable Owner Trustee or Loan Trustee, provided, however, that if United shall have undertaken to cure such failure (except that, with respect to the 777 Aircraft, United shall have the right to cure only certain of such failures) and, notwithstanding the reasonable diligence of United in attempting to cure such failure, such failure is not cured within said 30-day period but is curable with future due diligence, there shall exist no Lease Event of Default so long as United is proceeding with due diligence to cure such failure and such failure is in fact cured within 180 days (and, with respect to the 777 Aircraft, provided further that such failure to cure shall not constitute a Lease Event of Default upon the satisfaction of certain conditions, including (A) the provision by United of an officer's certificate with respect to the program and timetable for curing such failure, (B) in the event the estimated costs to cure such failure equal or exceed $2,000,000, the establishment of a reserve account for such amounts and (C) such failure is cured within one full year after such 180-day period); (v) any representation or warranty made by United in such Lease or the related Participation Agreement or in any document or certificate furnished by United in connection therewith or pursuant thereto (except for certain representations and warranties relating to the corresponding tax indemnity agreement)
shall be incorrect in any material respect at the time made and shall remain material at the time in question and shall continue uncured for a period of 30 days after receipt by United of written notice from the applicable Owner Trustee or Loan Trustee (or, with respect to the 777 Aircraft, 30 days after the earlier of (A) receipt by United of written notice from the applicable Owner Trustee or Loan Trustee or (B) knowledge of such incorrectness by a responsible finance officer of United); and (vi) the occurrence of certain events of bankruptcy, reorganization or insolvency of United. (Leases, Section
14)

  If a Lease Event of Default has occurred and is continuing, and the applicable Lease has been declared to be in default, the applicable Loan Trustee may, subject to the terms of the applicable Indenture, exercise one or more of the remedies provided in such Lease with respect to the related Aircraft. These remedies include the right to repossess and use or operate such Aircraft, to sell or re-lease such Aircraft free and clear of United's rights and retain the proceeds and to require United to pay as liquidated damages any unpaid basic rent plus an amount equal to, at such Loan Trustee's option, any of (i) an amount equal to the excess of the aggregate unpaid basic rent (discounted to present value) over the aggregate fair market rental value (discounted to present value) of the Aircraft for the remainder of the applicable Lease term, (ii) an amount equal to the excess of the stipulated loss value of the relevant Aircraft over the fair market sales value of such Aircraft or (iii) if such Aircraft has been sold, any unpaid basic rent with respect to the Aircraft plus the amount of any deficiency between the net proceeds of such sale and the stipulated loss value of the Aircraft. (Leases, Section 15; Indentures, Section 8.03)

  Notwithstanding that a Lease Event of Default has occurred and is continuing, the applicable Loan Trustee may not, without the consent of the related Owner Trustee, enter into any amendment of the provisions of such Lease relating to, among other things, the timing and amount of payments by United under such Lease, defaults under such Lease or maintenance of insurance on, modifications or additions to, or sublease, registration, maintenance, operation, return, inspection or purchase of, such Aircraft. (Indentures, Section 11.06)

THE PARTICIPATION AGREEMENTS

  Each Participation Agreement provides that United is required to indemnify the Trustee, the respective Loan Trustee, Owner Participant and Owner Trustee for certain losses and claims and for certain other matters. (Participation Agreements, Section 7(c)). Subject to certain restrictions, each Owner Participant may transfer its interest in the related Aircraft. (Participation Agreements, Section 8(l) with respect to the 747 Aircraft and Section 8(h) with respect to the 777 Aircraft)

DEFEASANCE OF THE INDENTURES AND THE EQUIPMENT NOTES IN CERTAIN CIRCUMSTANCES

  Each Indenture provides that the obligations thereunder of the related Loan Trustee and Owner Trustee shall be deemed to have been discharged and paid in full (except for certain obligations, including the obligations to register the transfer or exchange of Equipment Notes, to replace stolen, lost, destroyed or mutilated Equipment Notes and to maintain paying agencies and hold money for payment in trust) on the 91st day after the date of irrevocable deposit with the related Loan Trustee of money or certain obligations of the United States or any agency or instrumentality thereof the payment of which is backed by the full faith and credit of the United States which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay when due (including as a consequence of redemption (in respect of which no premium is payable) in respect of which irrevocable notice is given on or prior to the date of such deposit) principal and interest with respect to all Equipment Notes issued thereunder in accordance with the terms of such Indenture. Such discharge may occur only if, among other things, there has been published by the Internal Revenue Service a ruling to the effect that holders of such Equipment Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred. (Indentures, Sections 10.01 and 10.02)

  Upon such a defeasance, or upon payment in full of the principal, interest and premium, if any, with respect to all Equipment Notes issued under such Indenture or deposit with the applicable Loan Trustee of money sufficient therefor no earlier than one year prior to the maturity or redemption thereof, the holders of such Equipment Notes will have no beneficial interest in or other rights with respect to the related Aircraft or other assets subject to the lien of the Indenture and such lien shall terminate. (Indentures, Sections
10.01 and 13.01)

ASSUMPTION OF OBLIGATIONS BY UNITED

  Upon the voluntary termination of a Lease in connection with the exercise by United of any of its purchase options prior to the end of the term of such Lease, United may assume on a full recourse basis all of the obligations of the Owner Trustee (other than its obligations in its individual capacity) under the related Indenture, including the obligations to make payments with respect to the Equipment Notes. In such event, certain relevant provisions of the Lease, including (among others) provisions relating to maintenance, possession and use of the related Aircraft, liens, insurance and events of default will be incorporated into such Indenture, and the Equipment Notes issued under such Indenture will not be redeemed and will continue to be secured by such Aircraft. In addition, in certain circumstances United may, with the consent of the Indenture Trustee, pay in installments the portion of the purchase price for such Aircraft which is distributable to the Owner Participant and United's obligations to pay such installments may be secured by a lien on such Aircraft. It is a condition to such assumption that an opinion of counsel be delivered at the time of such assumption substantially to the effect that the Loan Trustee under such Indenture would, immediately following such assumption, be entitled to the benefits of section 1110 of the Bankruptcy Code with respect to such Aircraft (including the Engines related thereto), but such opinion need not be delivered with respect to an Aircraft to the extent that the benefits of such section 1110 are not available to the Loan Trustee with respect to such Aircraft or any Engine related thereto immediately prior to such assumption. (Leases, Section 19(b); Indentures, Section 7.03; Participation Agreements,
Section 8(r) with respect to the 747 Aircraft and Section 8(l) with respect to the 777 Aircraft)

                        FEDERAL INCOME TAX CONSEQUENCES

  Prospective investors should consult the section "Federal Income Tax Consequences" in the Prospectus for a discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of Certificates.

                               CERTAIN UTAH TAXES

  Ray, Quinney & Nebeker, counsel to the Trustee, has advised United that, in its opinion, under currently applicable law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof and (ii) Certificate Owners that are not residents of or otherwise subject to tax in the State of Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, holding

(including receiving payments with respect to) or selling a Certificate. Neither the Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Trust. In general, should a Certificate Owner or a Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                              ERISA CONSIDERATIONS

  Employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement accounts and employee benefit plans subject to Section 4975 of the Code (hereinafter referred to as "ERISA Plans" or "Plans"), may purchase Certificates issued by the Trusts, subject to certain legal restrictions. Under ERISA, any person who exercises any authority or control relating to management or disposition of the assets of an ERISA Plan is considered to be a fiduciary of such Plan. ERISA requires that fiduciaries of Plans cause the assets of such Plans to be invested prudently, for the exclusive benefit of participants and in a manner that does not result in a non-exempt "prohibited transaction" (as defined in ERISA or the Code). A fiduciary of a Plan contemplating the purchase of a Certificate should carefully consider how the purchase of a Certificate will relate to the Plan's investment portfolio and whether a prohibited transaction will result from such purchase. Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code. However, such plans contemplating purchase of a Certificate should carefully consider how any state laws or other Code provisions may relate to such purchase.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement with United, the Underwriters named below have severally agreed to purchase from the Trustees the Certificates of each Trust in the aggregate principal amount set forth below opposite their respective names. The Underwriters are committed to purchase all of the Certificates if any are purchased.

                                                        PRINCIPAL    PRINCIPAL
                                                        AMOUNT OF    AMOUNT OF
                                                         1996-A1      1996-A2
                        UNDERWRITERS                   CERTIFICATES CERTIFICATES
                        ------------                   ------------ ------------
      Lehman Brothers Inc............................. $ 36,504,000 $18,396,000
      Morgan Stanley & Co. Incorporated...............   36,504,000  18,396,000
      NatWest Capital Markets Limited.................   36,504,000  18,396,000
                                                       ------------ -----------
          Total....................................... $109,512,000 $55,188,000
                                                       ============ ===========

  The Underwriters have advised United that they propose initially to offer the Certificates to the public at the public offering prices per Certificate set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession not in excess of the amounts for the respective designations of Certificates set forth below. The Underwriters may allow, and such dealers may reallow, a discount to certain other dealers not in excess of the amounts for the respective designations of Certificates set forth below. After the initial public offering, the public offering prices and such concessions and discounts may be changed.

                                                          CONCESSION
                                                          TO DEALERS REALLOWANCE
                                                          ---------- -----------
      1996-A1............................................     .4%        .25%
      1996-A2............................................     .4         .25

  All secondary trading in the Certificates will settle in immediately available funds. See "Description of the Certificates--Same-Day Settlement and Payment" in the Prospectus.

  United has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

  United does not intend to apply for listing of the Certificates on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Certificates, as permitted by applicable laws and regulations. No Underwriter is obligated, however, to make a market in the Certificates and any such market making may be discontinued at any time at the sole discretion of such Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

  NatWest Capital Markets Limited ("NatWest"), a United Kingdom broker-dealer and a member of the Securities Futures Authority Limited, has agreed that, as part of the distribution of the Certificates offered hereby and subject to certain exceptions, it will not offer or sell any Certificates within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The underwriting agreement between United and the Underwriters does not limit the sale of the Certificates offered hereby outside of the United States.

  NatWest has also represented and agreed that (i) it has not offered or sold and will not offer or sell any Certificates to persons in the United Kingdom, except to persons whose ordinary activities involve acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Certificates in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Certificates to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemption) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

  It is expected that delivery of the Certificates will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Certificates on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Certificates initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Certificates who wish to trade Certificates on the date hereof or the next succeeding business day should consult their own advisor.

                                                                        APPENDIX

                           GLOSSARY OF CERTAIN TERMS

  The following is a glossary of certain terms used in this Prospectus Supplement. The definitions of terms used in this glossary that are also used in the Basic Agreement, Trust Supplements, Indentures, Leases, Participation Agreements, the Note Purchase Agreements or Trust Agreements are qualified in their entirety by reference to the definitions of such terms contained therein.

  "Aircraft" means each of the 777 Aircraft and 747 Aircraft.

  "Aviation Act" means the provisions of Title 49 of the United States Code relating to aviation, as amended, and the applicable regulations thereunder.

  "Basic Agreement" means the Pass Through Trust Agreement dated as of February 1, 1992, as amended and restated as of May 1, 1995, pursuant to which Pass Through Trust Agreement, as supplemented by the Trust Supplements, the Trusts will be formed.

  "Business Day" means any day other than a Saturday or a Sunday or a day on which commercial banks are required or authorized to close in New York, New York, Chicago, Illinois or the city and state in which the Trustee, an Owner Trustee, an Owner Participant or the Loan Trustee maintains its principal place of business or the city and state in which the Loan Trustee receives and/or disburses funds.

  "Cede" means Cede & Co.

  "Certificate" means each of the Certificates of the two Trusts to be issued by the related Trustee pursuant to the Basic Agreement and the applicable Trust Supplement.

  "Certificate Account" means the one or more non-interest bearing accounts established and maintained by the Trustee pursuant to the Basic Agreement on behalf of the Certificateholders of the Trust created by the related Trust Supplement for the deposit of payments representing Scheduled Payments on the Equipment Notes held in such Trust.

  "Certificate Owner" means a person having a beneficial interest in a Certificate.

  "Certificateholder" means the person in whose name a Certificate is registered.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "DTC" means The Depository Trust Company.

  "Engine" means, with respect to the 777 Aircraft, each of the two Pratt & Whitney model PW4077 engines relating to such aircraft, and, with respect to the 747 Aircraft, each of the four Pratt & Whitney model PW4056 engines relating to such aircraft, in each case as specified in the related Lease.

  "Equipment Notes" means the certificates issued on a nonrecourse basis by the applicable Owner Trustee under the related Indenture.

  "Event of Default" means, with respect to the Basic Agreement, the occurrence and continuance of an Indenture Default under one or more of the related Indentures.

  "Event of Loss" means each of the events designated as such in a Lease. Upon the occurrence of an Event of Loss with respect to an Aircraft, unless such Aircraft is replaced, the related Lease will be terminated and the related Equipment Notes will be redeemed. Upon the occurrence of an Event of Loss with respect to an Engine, such Engine will be replaced unless, with respect to an Engine related to the 777 Aircraft and pursuant to the terms of such Lease, United pays certain specified amounts and such Lease is terminated with respect to such Engine and the related Equipment Notes are partially redeemed. For a description of certain events constituting an Event of Loss, see "Description of the Equipment Notes--The Leases--Events of Loss" in this Prospectus Supplement.

  "Indenture" means each of the two separate Trust Indenture and Mortgages entered into with respect to an Aircraft between an Owner Trustee and the Loan Trustee and pursuant to which such Owner Trustee will issue the Equipment Notes with respect to such Aircraft, as such Trust Indenture and Mortgage may from time to time be amended or supplemented.

  "Indenture Default" means each of the events designated as an event of default in an Indenture. For a description of certain events constituting Indenture Defaults, see "Description of the Equipment Notes-- Indenture Defaults, Notice and Waiver" in this Prospectus Supplement.

  "Lease" means each of the two separate Lease Agreements entered into with respect to an Aircraft between an Owner Trustee and United, as each such Lease Agreement may from time to time be amended or supplemented.

  "Lease Event of Default" means each of the events designated as an event of default in a Lease. For a description of certain events constituting Lease Events of Default, see "Description of the Equipment Notes--The Leases--Events of Default" in this Prospectus Supplement.

  "Lien" means any mortgage, pledge, lien, charge, encumbrance, lease, exercise of rights, security interest or claim.

  "Loan Trustee" means First Security Bank of Utah, National Association, a national banking association, in its capacity as indenture trustee under each Indenture, and any successor thereunder.

  "Note Purchase Agreement" means each of the two Redemption and Refinancing Agreements entered into with respect to an Aircraft among United, a Loan Trustee, the related Owner Participant, the related Owner Trustee and the Trustee.

  "Owner Participant" means each of the owner participants for whose benefit an Owner Trustee owns an Aircraft leased to United pursuant to a Lease, and its permitted successors and assigns.

  "Owner Trustee" means State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as trustee of each of the two separate owner trusts for the benefit of each of the Owner Participants, and its successors and assigns.

  "Participation Agreement" means each of the two separate Participation Agreements entered into with respect to an Aircraft among United, an Owner Participant, an Owner Trustee, the Loan Trustee and the Trustee, as such Participation Agreement may from time to time be amended or supplemented.

  "Pool Balance" means, for each Trust, as of any date, the aggregate unpaid principal amount of the Equipment Notes held in such Trust on such date plus any amounts in respect of principal on such Equipment Notes held by the Trustee and not yet distributed. The Pool Balance for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Trust and distribution thereof to be made on that date.

  "Pool Factor" means, for each Trust, as of any date, the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the original principal amount of the Equipment Notes held in such Trust. The Pool Factor for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Trust and distribution thereof to be made on that date.

  "Record Date" means, with respect to a distribution of Scheduled Payments or Special Payments, the 15th day (whether or not a Business Day) preceding the applicable Regular Distribution Date or Special Distribution Date, as the case may be.

  "Redemption Price" means, as to any Equipment Note on the applicable redemption or purchase date therefor, the outstanding principal amount thereof (or, in the case of an Event of Loss with respect to an Engine, the portion of the outstanding principal amount thereof), together with accrued interest thereon to such redemption or purchase date.

  "Regular Distribution Date" means January 30 and July 30 of each year, commencing on or after July 30, 1996, until payment of all the Scheduled Payments to be made under the Equipment Notes has been made.

  "Scheduled Payment" means each payment of interest or principal on an Equipment Note scheduled to be received by the Trustee on January 30 or July 30 of each year, commencing July 30, 1996, until the final distribution date for the relevant Trust.

  "747 Aircraft" means the Boeing 747-451 aircraft, together with the Engines relating thereto, leased by an Owner Trustee to United pursuant to one of the two separate Leases.

  "777 Aircraft" means the Boeing 777-222 aircraft, together with the Engines relating thereto, leased by an Owner Trustee to United pursuant to one of the two separate Leases.

  "Special Distribution Date" means any Business Day on which a Special Payment will be distributed.

  "Special Payment" means (i) any payment of principal, premium, if any, and interest resulting from the redemption of an Equipment Note held in a Trust,
(ii) any payment of principal of or interest (including any interest accruing upon default) on or any other amount in respect of an Equipment Note upon an Indenture Default in respect of, or upon acceleration relating to, an Equipment Note held in a Trust, (iii) any payment of principal of, premium, if any, or interest on an Equipment Note which is not in fact paid within five days of a Regular Distribution Date or the applicable Special Distribution Date, or (iv) any proceeds from the sale of any Equipment Note upon an Event of Default.

  "Special Payments Account" means the one or more accounts established and maintained by the Trustee pursuant to the Basic Agreement on behalf of the Certificateholders of the Trust created by the related Trust Supplement for the deposit of payments representing Special Payments.

  "Trust" means each of the two separate United Airlines 1996-A Pass Through Trusts, to be formed pursuant to the Basic Agreement and a related Trust Supplement.

  "Trust Agreement" means each of the two separate Trust Agreements entered into with respect to an Aircraft between an Owner Participant and an Owner Trustee, as such Trust Agreement may from time to time be amended or supplemented.

  "Trust Supplement" means each of the two separate Trust Supplements to the Basic Agreement entered into between United and the Trustee pursuant to which the two separate Trusts will be formed.

  "Trustee" means First Security Bank of Utah, National Association, a national banking association, in its capacity as Trustee under the Basic Agreement, as supplemented by each of the Trust Supplements, and each other person which may from time to time act as successor Trustee under the Basic Agreement, as supplemented by each of the Trust Supplements.

PROSPECTUS

                                      LOGO
                           Pass Through Certificates
  Up to $1,035,000,000 aggregate principal amount of Pass Through Certificates (the "Certificates") (or such greater amount if Certificates are issued at an original issue discount, as shall result in aggregate proceeds of $1,035,000,000) may be offered for sale from time to time pursuant to this Prospectus and related Prospectus Supplements (as defined below). Certificates may be issued in one or more series in amounts, at prices and on terms to be determined at the time of the offering. In respect of each offering of Certificates, a separate United Airlines Pass Through Trust for each series of Certificates being offered (each, a "Trust") will be formed pursuant to the Pass Through Trust Agreement dated as of February 1, 1992, as amended and restated as of May 1, 1995, between United Air Lines, Inc. ("United") and State Street Bank and Trust Company of Connecticut, National Association (the "Basic Agreement") and the supplement thereto (a "Trust Supplement") relating to such Trust between United and the trustee named in such Trust Supplement (the "Trustee"), as trustee under such Trust. Each Certificate in a series will represent a fractional undivided interest in the related Trust and will have no rights, benefits or interests in respect of any other Trust. The property of the Trusts will consist of equipment notes issued (a) on a nonrecourse basis by one or more owner trustees pursuant to separate leveraged lease transactions (the "Leased Aircraft Notes") to finance or refinance a portion of the equipment cost of aircraft, including engines (each, a "Leased Aircraft" and collectively, the "Leased Aircraft"), which have been or will be leased to United, or (b) with recourse to United (the "Owned Aircraft Notes" and, together with any Leased Aircraft Notes, the "Equipment Notes") to finance all or a portion of the equipment cost of, or to purchase all or a portion of the outstanding debt with respect to, aircraft, including engines (each, an "Owned Aircraft" and collectively, the "Owned Aircraft" and, together with Leased Aircraft, the "Aircraft"), which have been or will be purchased and owned by United.
  Certain specific terms of the particular Certificates in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the specific designation, form, aggregate principal amount, initial public offering price and distribution dates relating to such Certificates, the Trust or Trusts relating to such Certificates, the Trustee with respect to such Certificates, the Equipment Notes to be purchased by such Trust or Trusts, the Aircraft relating to such Equipment Notes, the terms of any guarantee by UAL Corporation, the leveraged lease transactions or other financing arrangements, as the case may be, relating to such Equipment Notes and other special terms relating to such Certificates and the net proceeds from the offering of such Certificates. The Certificates shall be issued in registered form only and may, if so specified in the applicable Prospectus Supplement, be issued in accordance with a book-entry system.
  Equipment Notes may be issued in respect of an Aircraft in one or more series, each series having its own interest rate and final maturity date. A separate Trust will purchase all of the series of the Equipment Notes relating to the respective Aircraft and having an interest rate equal to the interest rate applicable to the Certificates issued by such Trust and maturity dates occurring on or before the final distribution date applicable to such Certificates. Interest paid on the Equipment Notes held in each Trust will be passed through to the holders of the Certificates relating to such Trust on the dates and at the rate per annum set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Trust. Principal paid on the Equipment Notes held in each Trust will be passed through to the holders of the Certificates relating to such Trust in scheduled amounts on the dates set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Trust.
  The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and, in the case of the Leased Aircraft, by an assignment of the lease relating thereto, including the right to receive rentals payable in respect of such Leased Aircraft by United. Although neither the Certificates nor the Leased Aircraft Notes will be direct obligations of, or guaranteed by, United, the amounts unconditionally payable by United for lease of Leased Aircraft will be sufficient to pay in full when due all payments required to be made on the corresponding Leased Aircraft Notes.
                               ----------------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-SION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------
  The Certificates may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution". The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Certificates in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them. See "Plan of Distribution" for information concerning secondary trading of the Certificates.
  This Prospectus may not be used to consummate sales of Certificates unless accompanied by a Prospectus Supplement.
                 The date of this Prospectus is April 28, 1995.

                             AVAILABLE INFORMATION

  Each of United Air Lines, Inc. ("United") and UAL Corporation ("UAL") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information concerning United and UAL can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, Suite 1400; and Seven World Trade Center, New York, New York 10048, 13th Floor. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material filed by UAL may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.

  This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by United and UAL with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to United, UAL and the Certificates offered hereby.

  So long as United is subject to such periodic reporting requirements, it will continue to furnish the information required thereby to the Commission and will furnish copies of such reports and other information to the holders of the Certificates. United's obligation to file periodic reports with the Commission will be suspended if each class of United's securities is held of record by fewer than 300 holders at the beginning of any fiscal year of United other than a fiscal year in which a registration statement with respect to any such securities becomes effective. Accordingly, in such case, United may cease to file reports with the Commission in respect of such fiscal year. In the event United ceases to file periodic reports with the Commission, United is obligated pursuant to the Basic Agreement to distribute to the holders of the Certificates annual reports containing audited consolidated financial statements and a report thereon by United's independent public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated into this Prospectus by reference and made a part hereof:

    1. Each of United's and UAL's Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, filed with the Commission on March 8, 1995.

    2. UAL's Current Reports on Form 8-K, dated February 28, 1995 and March 21, 1995 (filed with the Commission on the same dates).

  All documents filed by United or UAL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  United and UAL will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary's Office, United Air Lines, Inc., P.O. Box 66100, Chicago, Illinois 60666, telephone (708) 952-4000.

                                 UNITED AND UAL

  United is one of the world's largest airlines, as measured by operating revenues, revenue passengers and revenue passenger miles flown. As of March 31, 1995, United served 143 airports in the United States and 30 foreign countries. During 1994, United averaged 2,004 departures daily, flew a total of 108 billion revenue passenger miles and carried an average of 202,900 passengers per day. As of March 31, 1995, United's fleet of aircraft totaled 548. United's major hub operations are located at Chicago, Denver, San Francisco, Washington, D.C. and Tokyo.

  The executive offices of United and UAL are located at 1200 East Algonquin Road, Elk Grove Township, Illinois 60007. The mailing address of United and UAL is P.O. Box 66100, Chicago, Illinois 60666. The telephone number for United and UAL is (708) 952-4000.

                            FORMATION OF THE TRUSTS

  In respect of each offering of Certificates, one or more Trusts will be formed, and the related Certificates issued, pursuant to separate Trust Supplements to be entered into between the applicable Trustee and United in accordance with the terms of the Basic Agreement. Concurrently with the execution and delivery of each Trust Supplement, the applicable Trustee, on behalf of the Trust formed thereby, will enter into a separate financing, refinancing or purchase agreement (each such financing, refinancing or purchase agreement being herein referred to as a "Note Purchase Agreement") relating to one or more of the Aircraft described in the applicable Prospectus Supplement. Pursuant to the applicable Note Purchase Agreement or Note Purchase Agreements, the applicable Trustee, on behalf of such Trust, will purchase all of the series of Equipment Notes relating to the respective Aircraft and having an interest rate equal to the interest rate payable by such Trust. The maturity dates of the Equipment Notes acquired by each Trust will occur on or before the final distribution date applicable to the Certificates that will be issued by such Trust. The applicable Trustee will distribute the amount of payments of principal, premium, if any, and interest received by it as holder of the Equipment Notes to the Certificateholders of the Trust in which such Equipment Notes are held. See "Description of the Certificates" and "Description of the Equipment Notes".

                                USE OF PROCEEDS

  The Certificates offered pursuant to any Prospectus Supplement will be issued in order to facilitate (a) the financing or refinancing of the debt portion and, in certain cases, the refinancing of some of the equity portion of one or more separate leveraged lease transactions entered into by United, as lessee, with respect to the Leased Aircraft as described in the applicable Prospectus Supplement, and (b) the financing of the aggregate principal amount of debt to be issued, or the purchase of the aggregate principal amount of the debt previously issued, by United in respect of the Owned Aircraft as described in the applicable Prospectus Supplement. The proceeds from the sale of the Certificates offered pursuant to any Prospectus Supplement will be used by the Trustee on behalf of the applicable Trust or Trusts to purchase either (a) Leased Aircraft Notes issued by the respective Owner Trustee or Owner Trustees to finance or refinance a portion (as specified in the applicable Prospectus Supplement) of the equipment cost of the related Leased Aircraft or (b) Owned Aircraft Notes issued by United to finance all or a portion (as specified in the applicable Prospectus Supplement) of the equipment cost of the related Owned Aircraft. Any portion of the proceeds from the sale of Certificates not used by the applicable Trustee to purchase Equipment Notes on or prior to the date specified therefor in the applicable Prospectus Supplement will be distributed on a Special Distribution Date (as hereinafter defined) to the applicable Certificateholders, together with interest, but without premium. See "Description of Certificates--Special Distribution Upon Unavailability of Aircraft".

  The Leased Aircraft Notes will be issued under separate Trust Indenture and Security Agreements (the "Leased Aircraft Indentures") between an institution specified in the related Prospectus Supplement acting as loan trustee thereunder (in such capacity, herein referred to as the "Loan Trustee"), and an institution specified in the related Prospectus Supplement acting, not in its individual capacity, but solely as owner trustee (an "Owner Trustee") of a separate trust for the benefit of one or more institutional investors (each, an "Owner Participant"). With respect to each Leased Aircraft, the related Owner Participant will have provided or will provide from sources other than the Leased Aircraft Notes a portion (as specified in the applicable Prospectus Supplement) of the equipment cost of the related Leased Aircraft. No Owner Participant, however, will be personally liable for any amount payable under the related Leased Aircraft Indenture or the Leased Aircraft Notes issued thereunder. Simultaneously with the acquisition of each Leased Aircraft, the related Owner Trustee leased or will lease such Aircraft to United pursuant to a separate lease agreement (each such lease agreement being herein referred to as a "Lease"). The Owned Aircraft Notes will be issued under separate Trust Indenture and Security Agreements (the "Owned Aircraft Indentures" and collectively, with any Leased Aircraft Indentures, the "Indentures") between the applicable Loan Trustee and United.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for each of United and UAL for the periods indicated. Earnings represent earnings before income taxes and fixed charges (excluding interest capitalized). Fixed charges consist of interest and the portion of rental expenses deemed representative of the interest factor.

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                        1994 1993 1992 1991 1990
                                                        ---- ---- ---- ---- ----
      United........................................... 1.11 (a)  (a)  (a)  1.16
      UAL.............................................. 1.12 (b)  (b)  (b)  1.16

--------
(a) Earnings were inadequate to cover fixed charges by $77 million in 1993, $694 million in 1992 and $604 million in 1991.
(b) Earnings were inadequate to cover fixed charges by $98 million in 1993, $748 million in 1992 and $599 million in 1991.

                        DESCRIPTION OF THE CERTIFICATES

  In connection with each offering of Certificates, one or more separate trusts will be formed and one or more series of Certificates will be issued pursuant to the Basic Agreement and one or more separate Trust Supplements to be entered into between United and the applicable Trustee. The statements made under this caption are summaries and reference is made to the detailed provisions of the Basic Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The summaries relate to the Basic Agreement and each of the Trust Supplements, the Trusts to be formed thereby and the Certificates to be issued by each Trust except to the extent, if any, described in the applicable Prospectus Supplement. The Prospectus Supplement that accompanies this Prospectus contains a glossary of the material terms used with respect to the specific series of Certificates being offered thereby. The Trust Supplement relating to each series of Certificates and the forms of the related Note Purchase Agreement and Indenture and, if the Certificates relate to Leased Aircraft, the related Lease, Trust Agreement and Participation Agreement will be filed as exhibits to a Current Report on Form 8-K, Quarterly Report on Form 10-Q, or Annual Report on Form 10-K, to be filed by United with the Commission following the issuance of such series of Certificates. Citations to the relevant sections of the Basic Agreement appear below in parentheses unless otherwise indicated.

  In the event that UAL elects in connection with the offering of Certificates of any series hereunder to guarantee (i) the related Owned Aircraft Notes or
(ii) United's rental obligations with respect to the related Leased Aircraft Notes, UAL will be a party to the applicable Trust Supplement and the terms of such Guarantee will be set forth therein. See "UAL Guarantees".

  The Certificates offered pursuant to this Prospectus will be limited to $1,035,000,000 aggregate principal amount (or such greater amount if Certificates are issued at an original issue discount, as shall result in aggregate proceeds of $1,035,000,000).

  Certain provisions of the description of the Certificates in this Prospectus do not necessarily apply to one Certificate of each Trust which may be issued in a denomination of less than $1,000 or to the Certificates of any Trust in the event of a delayed purchase of the Equipment Notes to be held by such Trust.

GENERAL

  Each Certificate will represent a fractional undivided interest in the Trust created by the Trust Supplement pursuant to which such Certificate was issued and all payments and distributions shall be made only from the related Trust Property (as defined below). The property of each Trust (the "Trust Property") will include the Equipment Notes held in such Trust, all monies at any time paid thereon and all monies due and to become due thereunder and funds from time to time deposited with the applicable Trustee in accounts relating to such Trust. Each Certificate will represent a pro rata share of the outstanding principal amount of the Equipment Notes held in the related Trust and, unless otherwise specified in the applicable Prospectus Supplement, will be issued in minimum denominations of $1,000 or any integral multiple thereof. (Sections
2.01 and 3.01) The Certificates do not represent an interest in or obligation of United, any Trustee, any of the Loan Trustees or Owner Trustees in their individual capacities, any Owner Participant, or any affiliate of any thereof.

  Reference is made to the Prospectus Supplement that accompanies this Prospectus for a description of the specific series of Certificates being offered thereby, including: (1) the specific designation and title of such Certificates; (2) the Regular Distribution Dates (as hereinafter defined) and Special Distribution Dates (as hereinafter defined) applicable to such Certificates; (3) the specific form of such Certificates, including whether or not such Certificates are to be issued in accordance with a book-entry system;
(4) a description of the Equipment Notes to be purchased by such Trust, including the period or periods within which, the price or prices at which, and the terms and conditions upon which such Certificates may or must be redeemed in whole or in part, by United or, with respect to Leased Aircraft Notes, the Owner Trustee; (5) a description of the related Aircraft, including whether the Aircraft is a Leased Aircraft or an Owned Aircraft; (6) a description of the related Note Purchase Agreement and Indenture, including a description of the events of default under the related Indentures, the remedies exercisable upon the occurrence of such events of default and any limitations on the exercise of such remedies with respect to such Equipment Notes; (7) if such Certificates relate to Leased Aircraft, a description of the related Lease, Trust Agreement and Participation Agreement, including (a) the names of the related Owner Trustees and Loan Trustees, (b) a description of the events of default under the related Leases, the remedies exercisable upon the occurrence of such events of default and any limitations on the exercise of such remedies with respect to such Leased Aircraft Notes, and (c) the rights of the related Owner Trustee, if any, and/or Owner Participant, if any, to cure failures of United to pay rent under the related Lease; (8) the extent, if any, to which the provisions of the operative documents applicable to such Equipment Notes may be amended by the parties thereto without the consent of the holders of, or only upon the consent of the holders of a specified percentage of aggregate principal amount of, such Equipment Notes; (9) if applicable, the terms of any Guarantee; (10) the name of the Trustee with respect to such Certificates; and (11) any other special terms pertaining to such Certificates.

BOOK-ENTRY REGISTRATION

  The Certificates of each Trust will be issued in fully registered form only and may be issued pursuant to a book-entry system. In the event that the Certificates of any series are issued pursuant to a book-entry system, such Certificates will be registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in such Certificates ("Certificate Owner") will be entitled to receive a certificate representing such person's interest in such Certificates, except as set forth below under "Definitive Certificates". Unless and until Definitive Certificates are issued under the limited circumstances described herein, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. (Section 3.09)

  United has been advised that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical transfer of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

  Certificate Owners that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Certificates may do so only through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the applicable Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the applicable Trustee to Cede, as nominee for DTC. DTC will forward such payments in same-day funds to DTC Participants who are credited with ownership of the Certificates in amounts proportionate to the principal amount of each such DTC Participant's respective holdings of beneficial interests in the Certificates. DTC Participants will thereafter forward payments to Indirect Participants or Certificate Owners, as the case may be, in accordance with customary industry practices. The forwarding of such distributions to the Certificate Owners will be the responsibility of such DTC Participants. Unless and until the Definitive Certificates are issued under the limited circumstances described herein, the only "Certificateholder" will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the applicable Trustee as Certificateholders, as such term is used in the Basic Agreement, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal, premium, if any, and interest with respect to the Certificates. DTC Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective customers. Accordingly, although Certificate Owners will not possess the Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments and will be able to transfer their interests.

  Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a Certificate Owner to pledge the Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Certificates, may be limited due to the lack of a physical certificate for such Certificates.

  DTC has advised United that it will take any action permitted to be taken by a Certificateholder under the Basic Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. Additionally, DTC has advised United that in the event any action requires approval by Certificateholders of a certain percentage of beneficial interest in each Trust, DTC will take such action only at the direction of and on behalf of DTC Participants whose holders include undivided interests that satisfy any such percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC Participants whose holders include such undivided interests.

  Neither United nor the applicable Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DEFINITIVE CERTIFICATES

  Certificates will be issued in certificated form ("Definitive Certificates") to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (i) United advises the applicable Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such Certificates and United is unable to locate a qualified successor, (ii) United, at its option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of an Event of Default (as hereinafter defined), and Certificate Owners with fractional undivided interests aggregating not less than a majority in interest in such Trust advise the related Trustee, United and DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the Certificate Owners' best interest. (Section 3.09)

  Upon the occurrence of any event described in the immediately preceding paragraph, the applicable Trustee will be required to notify all Certificate Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the certificates representing the Certificates and receipt of instructions for re-registration, the applicable Trustee will reissue the Certificates as Definitive Certificates to Certificate Owners. (Section 3.09)

  Distributions of principal, premium, if any, and interest with respect to Certificates will thereafter be made by the applicable Trustee directly in accordance with the procedures set forth in the Basic Agreement and the applicable Trust Supplements, to holders in whose names the Definitive Certificates were registered at the close of business on the applicable record date. Such distributions will be made by check mailed to the address of such holder as it appears on the register maintained by the applicable Trustee. The final payment on any Certificate, however, will be made only upon presentation and surrender of such Certificate at the office or agency specified in the notice of final distribution to Certificateholders. (Sections 4.02 and 11.01)

  Definitive Certificates will be freely transferable and exchangeable at the office of the applicable Trustee upon compliance with the requirements set forth in the Basic Agreement and the applicable Trust Supplements. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge shall be required. (Section 3.04)

SAME-DAY SETTLEMENT AND PAYMENT

  So long as the Certificates are registered in the name of Cede, as nominee for DTC, all payments made by United to the applicable Loan Trustee under any Lease or any Owned Aircraft Indentures will be in immediately available funds. Such payments, including the final distribution of principal with respect to the Certificates of any Trust, will be passed through to DTC in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, secondary trading in pass through certificates is generally settled in immediately available or same-day funds. Any Certificates registered in the name of Cede, as nominee for DTC, will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Certificates.

PAYMENTS AND DISTRIBUTIONS

  Payments of principal, premium, if any, and interest with respect to the Equipment Notes held in each Trust will be distributed by the applicable Trustee to Certificateholders of such Trust on the dates specified in the applicable Prospectus Supplement, except in certain cases when some or all of such Equipment Notes are in default. See "Events of Default and Certain Rights Upon an Event of Default". Payments of principal of, and interest on, the unpaid principal amount of the Equipment Notes held in each Trust will be scheduled to be received by the applicable Trustee on the dates specified in the applicable Prospectus Supplement (such scheduled payments of interest and principal on the Equipment Notes are herein referred to as "Scheduled Payments", and the dates specified in the applicable Prospectus Supplement are herein referred to as "Regular Distribution Dates"). See "Description of the Equipment Notes--General". Each Certificateholder of each Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Equipment Notes held in the Trust.

  Payments of principal, premium, if any, and interest received by the applicable Trustee on account of the early redemption, if any, of the Equipment Notes relating to one or more Aircraft held in a Trust, and payments, other than Scheduled Payments received on a Regular Distribution Date, received by such Trustee following a default in respect of Equipment Notes held in a Trust relating to one or more Aircraft ("Special Payments") will be distributed on the date determined pursuant to the applicable Prospectus Supplement (a "Special Distribution Date"). The applicable Trustee will mail notice to the Certificateholders of record of the applicable Trust as soon as practicable prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by such Trustee stating such anticipated Special Distribution Date. (Section 4.02)

POOL FACTORS

  Unless there has been an early redemption, a purchase of an issue of Equipment Notes by the related Owner Trustee after an Indenture Default (as defined below) or a default in the payment of principal or interest, in respect of one or more issues of the Equipment Notes held in a Trust, as described in the applicable Prospectus Supplement or below in "Events of Default and Certain Rights Upon an Event of Default", the Pool Factor (as defined below) for the Trusts will decline in proportion to the scheduled repayments of principal on the Equipment Notes held in such Trust as described in the applicable Prospectus Supplement. In the event of such redemption, purchase or default, the Pool Factor and the Pool Balance (as defined below) of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Trust. Each Trust will have a separate Pool Factor.

  The "Pool Balance" for each Trust indicates, as of any date, the aggregate unpaid principal amount of the Equipment Notes held in such Trust on such date plus any amounts in respect of principal on such Equipment Notes held by the applicable Trustee and not yet distributed. The Pool Balance for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Trust and distribution thereof to be made on that date.

  The "Pool Factor" for each Trust as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original principal amount of the Equipment Notes held in such Trust. The Pool Factor for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Trust and distribution thereof to be made on that date. The Pool Factor for each Trust will initially be 1.0000000; thereafter, the Pool Factor for each Trust will decline as described above to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the original denomination of the holder's Certificate of such Trust by the Pool Factor for such Trust as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of such Trust on each Regular Distribution Date and Special Distribution Date.

REPORTS TO CERTIFICATEHOLDERS

  On each Regular Distribution Date and Special Distribution Date, the applicable Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of the related Trust a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, setting forth the following information (per $1,000 aggregate principal amount of Certificate for such Trust, as to (i) and
(ii) below):

    (i) the amount of such distribution allocable to principal and the amount allocable to premium, if any;

    (ii) the amount of such distribution allocable to interest; and

    (iii) the Pool Balance and the Pool Factor for such Trust. (Section
  4.03(a))

  So long as the Certificates are registered in the name of Cede, as nominee for DTC, on the record date prior to each Regular Distribution Date and Special Distribution Date, the applicable Trustee will request from DTC a Securities Position Listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates on such record date. On each Regular Distribution Date and Special Distribution Date, the applicable Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners.

  In addition, after the end of each calendar year, the applicable Trustee will prepare for each Certificateholder of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to such Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its federal income tax returns. (Section 4.03(b)) Such report and such other items shall be prepared on the basis of information supplied to the applicable Trustee by the DTC Participants and shall be delivered by such Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

  At such time, if any, as the Certificates are issued in the form of Definitive Certificates, the applicable Trustee will prepare and deliver the information described above to each Certificateholder of record of each Trust as the name and period of beneficial ownership of such Certificateholder appears on the records of the registrar of the Certificates.

VOTING OF EQUIPMENT NOTES

  The applicable Trustee, as holder of the Equipment Notes held in each Trust, has the right to vote and give consents and waivers with respect to such Equipment Notes under the related Indentures. The Basic Agreement sets forth the circumstances in which the applicable Trustee at its own discretion shall direct any action or cast any vote as the holder of the Equipment Notes held in the applicable Trust and the circumstances in which the Trustee shall seek instructions from the Certificateholders of such Trust. Prior to an Event of Default (as defined below) with respect to any Trust, the principal amount of the Equipment Notes held in such Trust directing any action or being voted for or against any proposal shall be in proportion to the principal amount of Certificates held by the Certificateholders of such Trust taking the corresponding position. (Sections 6.01 and 10.01)

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

  An event of default under the Basic Agreement (an "Event of Default") is defined as the occurrence and continuance of an event of default under one or more of the Indentures (an "Indenture Default"). The Indenture Defaults under an Indenture will be described in the applicable Prospectus Supplement and, with respect to the Leased Aircraft, will include an event of default under the related Lease (a "Lease Event of Default"). Since the Equipment Notes issued under an Indenture may be held in more than one Trust, a continuing Indenture Default under such Indenture would result in an Event of Default under each such Trust. There will be, however, no cross-default provisions in the Indentures, and events resulting in an Indenture Default under any particular Indenture will not necessarily result in an Indenture Default occurring under any other Indenture. If an Indenture Default occurs in fewer than all of the Indentures, notwithstanding the treatment of Equipment Notes issued under any Indenture under which an Indenture Default has occurred, payments of principal and interest on the Equipment Notes issued pursuant to Indentures with respect to which an Indenture Default has not occurred will continue to be distributed to the holders of the Certificates as originally scheduled.

  With respect to each Leased Aircraft, the applicable Owner Trustee and Owner Participant will, under the related Indenture, have the right under certain circumstances to cure Indenture Defaults that result from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee or the Owner Participant exercises such cure right, the Indenture Default and consequently the Event of Default with respect to the related Trust or Trusts will be deemed to have been cured.

  The Basic Agreement provides that, as long as an Indenture Default under any Indenture relating to the Equipment Notes held in a Trust shall have occurred and be continuing, the Trustee of such Trust may vote all of the Equipment Notes issued under such Indenture in such Trust and, upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, shall vote a corresponding majority of such Equipment Notes in favor of directing the applicable Loan Trustee to declare the unpaid principal amount of all Equipment Notes issued under such Indenture and any accrued and unpaid interest thereon to be due and payable. The Basic Agreement also provides that, if an Indenture Default under any Indenture relating to the Equipment Notes held in a Trust shall have occurred and be continuing, the Trustee of such Trust may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall, vote all of the Equipment Notes issued under such Indenture that are held in such Trust in favor of directing the applicable Loan Trustee as to the time, method and place of conducting any proceeding for any remedy available to such Loan Trustee or of exercising any trust or power conferred on such Loan Trustee under such Indenture. (Sections 6.01 and 6.04)

  The ability of the holders of the Certificates issued with respect to any one Trust to cause the Loan Trustee with respect to any Equipment Notes held in such Trust to accelerate the Equipment Notes under the related Indenture or to direct the exercise of remedies by such Loan Trustee under the related Indenture will depend, in part, upon the proportion between the aggregate principal amount of the Equipment Notes outstanding under such Indenture and held in such Trust and the aggregate principal amount of all Equipment Notes outstanding under such Indenture. Each Trust will hold Equipment Notes with different terms from the Equipment Notes held in the other Trusts and therefore the Certificateholders of a Trust may have divergent or conflicting interests from those of the Certificateholders of the other Trusts holding Equipment Notes relating to the same Aircraft. In addition, in the event that the same institution acts as Trustee of multiple Trusts, in the absence of instructions from the Certificateholders of any such Trust, such Trustee could for the same reason be faced with a potential conflict of interest upon an Indenture Default. In such event, such Trustee has indicated that it would resign as trustee of one or all such Trusts, and a successor trustee would be appointed in accordance with the terms of the applicable Basic Agreement.

  As an additional remedy, if an Indenture Default shall have occurred and be continuing, the Basic Agreement provides that the Trustee of the Trust holding Equipment Notes issued under such Indenture may, and upon the direction of the holders of the Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall, sell for cash to any person all or part of such Equipment Notes. (Section 6.01) Any proceeds received by the applicable Trustee upon any such sale shall be deposited in an account established by the Trustee for the benefit of the Certificateholders of such Trust for the deposit of such Special Payments (the "Special Payments Account") and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01, 4.02 and 6.02) The market for Equipment Notes in default may be very limited, and there can be no assurance that they could be sold for a reasonable price. Furthermore, in the event that the same institution acts as Trustee of multiple Trusts, it may be faced with a conflict in deciding from which Trust to sell Equipment Notes to available buyers. If such Trustee sells any such Equipment Notes with respect to which an Indenture Default exists for less than their outstanding principal amount, the Certificateholders of such Trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against United, any Owner Trustee or such Trustee. Furthermore, neither the Trustee nor the Certificateholders of such Trust could take any action with respect to any remaining Equipment Notes held in such Trust so long as no Indenture Defaults exist with respect thereto.

  Any amount, other than Scheduled Payments received on a Regular Distribution Date, distributed to the Trustee of any Trust by the applicable Loan Trustee under any Indenture on account of the Equipment Notes held in such Trust following an Indenture Default under such Indenture shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. In addition, if, following an Indenture Default under any Indenture relating to a Leased Aircraft the applicable Owner Trustee exercises its option to redeem or purchase the outstanding Equipment Notes issued under such Indenture as described in the related Prospectus Supplement, the price paid by such Owner Trustee to the Trustee of any Trust for the Equipment Notes issued under such Indenture and held in such Trust shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01, 4.02 and 6.02)

  Any funds representing payments received with respect to any Equipment Notes held in a Trust in default, or the proceeds from the sale by the applicable Trustee of any such Equipment Notes, held by such Trustee in the Special Payments Account for such Trust shall, to the extent practicable, be invested and reinvested by such Trustee in Permitted Investments pending the distribution of such funds on a Special Distribution Date. Permitted Investments are defined as obligations of the United States or agencies or instrumentalities thereof the payment of which is backed by the full faith and credit of the United States and which mature in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Sections 1.01 and 4.04)

  The Basic Agreement provides that the Trustee of each Trust shall, within 90 days after the occurrence of a default in respect of such Trust, give to the Certificateholders of such Trust notice, transmitted by mail, of all uncured or unwaived defaults with respect to such Trust known to it, provided that, except in the case of default in the payment of principal, premium, if any, or interest on any of the Equipment Notes held in such Trust, the applicable Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. (Section 7.01)

  The Basic Agreement contains a provision entitling the Trustee of each Trust, subject to the duty of the Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the holders of the Certificates of such Trust before proceeding to exercise any right or power under the Basic Agreement at the request of such Certificateholders. (Section 7.02)

  In certain cases, the holders of the Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all the Certificates of such Trust waive, or may instruct the applicable Loan Trustee to waive, any past default or Event of Default with respect to such Trust and thereby annul any direction given by such holders to such Loan Trustee with respect thereto, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium, if any, or interest with respect to any of the Equipment Notes held in such Trust and (iii) a default in respect of any covenant or provision of the Basic Agreement or the related Trust Supplement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. In the event of a waiver with respect to a Trust as described above, the principal amount of the Equipment Notes issued under the related Indenture held in such Trust shall be counted as waived in the determination of the majority in aggregate unpaid principal amount of Equipment Notes required to waive a default or an Indenture Default. Therefore, if the Certificateholders of a Trust or Trusts waive a past default or Event of Default such that the principal amount of the Equipment Notes held either individually in such Trust or in the aggregate in such Trusts constitutes the required majority in aggregate unpaid principal amount under the applicable Indenture, such past default or Indenture Default shall be waived.

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

  United will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets as an entirety to any other corporation unless (i) the surviving successor or transferee corporation shall (a) be a "citizen of the United States" as defined in Section 40102(a)(15) of Title 49 of the United States Code, as amended, relating to aviation (the "Aviation Act"), (b) be a United States certificated air carrier and (c) expressly assume all of the obligations of United contained in the Basic Agreement, the Note Purchase Agreements and the Indentures and, with respect to the Leased Aircraft Notes, the Participation Agreements and the Leases, and any other operative documents; (ii) immediately after giving effect to such transaction, no Indenture Default (with respect to the Owned Aircraft Notes) or Lease Event of Default (with respect to the Leased Aircraft Notes) shall have occurred and be continuing; and (iii) United shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions. (Section 5.02(a))

  The Basic Agreement does not and, except as otherwise described in the applicable Prospectus Supplement, the Indentures will not contain any covenants or provisions which may afford the applicable Trustee or Certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of United. No instrument or agreement currently evidencing other indebtedness of United contains covenants or provisions affording holders of such indebtedness protection in the event of a change in control of United.

MODIFICATIONS OF THE BASIC AGREEMENT

  The Basic Agreement contains provisions permitting United and the Trustee of each Trust to enter into a supplemental trust agreement, without the consent of the holders of any of the Certificates of such Trust, (i) to provide for the formation of such Trust and the issuance of a series of Certificates, (ii) to evidence the succession of another corporation to United and the assumption by such corporation of United's obligations under the Basic Agreement and the applicable Trust Supplement, (iii) to add to the covenants of United for the benefit of holders of such Certificates or to surrender any right or power in the Basic Agreement conferred upon United, (iv) to correct or supplement any defective or inconsistent provision of the Basic Agreement or the applicable Trust Supplement or to modify any other provisions with respect to matters or questions arising thereunder, provided such action shall not adversely affect the interests of the holders of such Certificates, or to cure any ambiguity or correct any mistake, (v) to modify, eliminate or add to the provisions of the Basic Agreement to the extent as shall be necessary to continue the qualification of the Basic Agreement (including any supplemental agreement) under the Trust Indenture Act and to add to the Basic Agreement such other provisions as may be expressly permitted by the Trust Indenture Act, (vi) to specify the applicable Trustee with respect to any Trust and to provide for a successor Trustee or to add to or change any provision of the Basic Agreement as shall be necessary to facilitate the administration of the Trusts thereunder by more than one Trustee, and (vii) to make any other amendments or modifications to the Basic Agreement, provided such amendments or modifications shall only apply to Certificates issued thereafter. (Section 9.01)

  The Basic Agreement also contains provisions permitting United and the Trustee of each Trust, with the consent of the holders of the Certificates of such Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, and, with respect to any Leased Aircraft, with the consent of the applicable Owner Trustee (such consent not to be unreasonably withheld), to execute supplemental trust agreements adding any provisions to or changing or eliminating any of the provisions of the Basic Agreement, to the extent relating to such Trust, and the applicable Trust Supplement, or modifying the rights of the Certificateholders, except that no such supplemental trust agreement may, without the consent of the holder of each Certificate so affected thereby, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the applicable Trustee of payments on the Equipment Notes held in such Trust or distributions in respect of any Certificate related to such Trust, or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Equipment Note held in such Trust, except as provided in the Basic Agreement or the applicable Trust Supplement, or otherwise deprive any Certificateholder of the benefit of the ownership of the applicable Equipment Notes, (c) reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in the Basic Agreement or the applicable Trust Supplement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in the Basic Agreement or such Trust Supplement or (d) modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of Events of Default or receipt of payment. (Section 9.02)

MODIFICATION OF INDENTURE AND RELATED AGREEMENTS

  In the event that the Trustee, as the holder of any Equipment Notes held in a Trust, receives a request for its consent to any amendment, modification or waiver under the Indenture or other documents relating to such Equipment Notes (including any Lease with respect to Leased Aircraft Notes), such Trustee shall send a notice of such proposed amendment, modification or waiver to each Certificateholder of such Trust of record as of the date of such notice. The applicable Trustee shall request instructions from the Certificateholders of such Trust as to whether or not to consent to such amendment, modification or waiver. The applicable Trustee shall vote or consent with respect to such Equipment Notes in such Trust in the same proportion as the Certificates of such Trust were actually voted by the holders thereof by a certain date. Notwithstanding the foregoing, if an Event of Default in respect of such Trust shall have occurred and be continuing, the applicable Trustee may, in the absence of instructions from Certificateholders holding a majority in interest of such Trust, in its own discretion consent to such amendment, modification or waiver and may so notify the applicable Loan Trustee. (Section 10.01)

TERMINATION OF THE TRUSTS

  The obligations of United and the applicable Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the Basic Agreement and the applicable Trust Supplement and the disposition of all property held in such Trust. The applicable Trustee will send to each Certificateholder of record of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the applicable Trustee specified in such notice of termination. (Section 11.01)

DELAYED PURCHASE

  In the event that, on the delivery date of any Certificates, all or a portion of the proceeds from the sale of such Certificates are not used to purchase the Equipment Notes contemplated to be held in the related Trust, such Equipment Notes may be purchased by the applicable Trustee at any time on or prior to the date specified in the applicable Prospectus Supplement. In such event, the applicable Trustee will hold the proceeds from the sale of such Certificates not used to purchase Equipment Notes in an escrow account pending the purchase of the Equipment Notes not so purchased. Such proceeds will be invested at the direction and risk of, and for the account of, United in certain specified investments, which may include: (i) obligations of, or guaranteed by, the United States Government or agencies thereof, (ii) open market commercial paper of any corporation incorporated under the laws of the United States of America or any State thereof rated at least P-1 or its equivalent by Moody's Investors Service, Inc. or at least A-1 or its equivalent by Standard & Poor's Ratings Group, (iii) certificates of deposit issued by commercial banks organized under the laws of the United States or of any political subdivision thereof having a combined capital and surplus in excess of $500,000,000 which banks or their holding companies have a rating of A or its equivalent by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group; provided, however, that the aggregate amount at any one time so invested in certificates of deposit issued by any one bank shall not exceed 5% of such bank's capital and surplus, (iv) U.S. dollar denominated offshore certificates of deposit issued by, or offshore time deposits with, any commercial bank described in (iii) or any subsidiary thereof and (v) repurchase agreements with any financial institution having combined capital and surplus of at least $500,000,000 with any of the obligations described in (i) through (iv) as collateral; provided that if all of the above investments are unavailable, the entire amounts to be invested may be used to purchase federal funds from an entity described in clause (iii) above; and provided further that no investment shall be eligible as a "specified investment" unless the final maturity date or date of return of such investment is on or before (x) the scheduled date for the purchase of such Equipment Notes, or (y) if no date has been scheduled for the purchase of such Equipment Notes, the next Business Day, or (z) if United has given notice that such Equipment Notes will not be purchased, the next applicable Special Distribution Date. Earnings on such investments in the escrow account for each Trust will be paid to United periodically, and United will be responsible for any losses. (Sections 1.01 and 2.02(b))

  On the first Regular Distribution Date specified in the applicable Prospectus Supplement, United will pay to the applicable Trustee an amount equal to the interest that would have accrued on any Equipment Notes purchased after the date of the issuance of such Certificates from the date of the issuance of such Certificates to, but excluding, the date of the purchase of such Equipment Notes by such Trustee. (Section 2.02(b))

SPECIAL DISTRIBUTION UPON UNAVAILABILITY OF AIRCRAFT

  To the extent, due to a casualty to, or other event causing the unavailability of, one or more Aircraft, that the full amount of the proceeds from the sale of any Certificates held in the escrow account referred to above is not used to purchase Equipment Notes on or prior to the date specified in the applicable Prospectus Supplement, an amount equal to the unused proceeds will be distributed by the applicable Trustee to the holders of record of such Certificates on a pro rata basis upon not less than 20 days' prior notice to them as a Special Payment together with interest thereon at a rate equal to the rate applicable to such Certificates, but without premium, and United will pay to such Trustee on such date an amount equal to such interest. (Section 2.02(b))

UAL GUARANTEES

  UAL may, at its option, unconditionally guarantee to the holders from time to time of specified series of Certificates (i) with respect to related Owned Aircraft Notes, the full and prompt payment of principal, premium, if any, and interest thereon when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise and (ii) with respect to related Leased Aircraft Notes, the full and prompt payment of all amounts payable by United under the related Lease when and as the same shall become due and payable. The terms of any such guarantees (each a "Guarantee") will be set forth in the applicable Trust Supplement. Any such Guarantee will be an unsecured obligation of UAL.

  If a Guarantee is applicable to Certificates offered hereby, reference is made to the related Trust Supplement and the accompanying Prospectus Supplement for a description of the specific terms of such Guarantee, including events of default relating thereto and, where applicable, covenants of UAL. Unless otherwise specified in the applicable Prospectus Supplement, the Owned Aircraft Notes and United's rental obligations with respect to the Leased Aircraft Notes will not be guaranteed by UAL.

  The consolidated financial statements of UAL are incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

THE TRUSTEES

  The Trustee for each series of Certificates will be specified in the applicable Prospectus Supplement and will also be the Loan Trustee for each of the related Indentures under which the Equipment Notes are issued. In addition, the Trustee for any series of Certificates may serve as indenture trustee in numerous other aircraft financing transactions involving United. It is possible that a different Trustee could be designated with respect to each Trust.

  With certain exceptions, the Trustees make no representations as to the validity or sufficiency of the Basic Agreement, the Trust Supplements, the Certificates, the Equipment Notes, the Indentures, the Leases or other related documents. The Trustees shall not be liable, with respect to any series of Certificates, for any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in principal amount of outstanding Certificates of such series issued under the Basic Agreement. Subject to such provisions, such Trustee shall be under no obligation to exercise any of its rights or powers under the Basic Agreement at the request of any holders of Certificates issued thereunder unless they shall have offered to the Trustee indemnity satisfactory to it. The Basic Agreement provides that the Indenture Trustee in its individual or any other capacity may acquire and hold Certificates issued thereunder and, subject to certain conditions, may otherwise deal with United and, with respect to the Leased Aircraft, with any Owner Trustee with the same rights it would have if it were not the Trustee. (Sections 7.02, 7.03 and 7.04)

  Any Trustee may resign with respect to any or all of the applicable Trusts at any time, in which event United will be obligated to appoint a successor trustee. If any Trustee ceases to be eligible to continue as Trustee with respect to a Trust or becomes incapable of acting as Trustee or becomes insolvent, United may remove such Trustee, or any holder of the Certificates of such Trust for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor trustee. Any resignation or removal of the Trustee with respect to a Trust and appointment of a successor trustee for such Trust does not become effective until acceptance of the appointment by the successor trustee. (Section 7.08)

  The Basic Agreement provides that United will pay the applicable Trustee's fees and expenses. (Section 7.06)

                       DESCRIPTION OF THE EQUIPMENT NOTES

  The statements made under this caption are summaries and reference is made to the entire Prospectus and detailed information appearing in the applicable Prospectus Supplement. Where no distinction is made between the Leased Aircraft Notes and the Owned Aircraft Notes or between their respective Indentures, such statements refer to any Equipment Notes and any Indenture.

GENERAL

  Each Equipment Note issued under the same Indenture will relate to a single Aircraft. The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture either (a) between the related Owner Trustee of a trust for the benefit of the Owner Participant who is the beneficial owner of such Aircraft, and the related Loan Trustee, or (b) between United and the related Loan Trustee.

  With respect to each Leased Aircraft, the related Owner Trustee has acquired or will acquire such Aircraft from United or the manufacturer of such Aircraft, as the case may be, has granted or will grant a security interest in such Aircraft to the related Loan Trustee as security for the payments of the related Leased Aircraft Notes, and has leased or will lease such Aircraft to United pursuant to the related Lease which has been or will be assigned to the related Loan Trustee. Pursuant to each such Lease, United will be obligated to make or cause to be made rental and other payments to the related Loan Trustee on behalf of the related Owner Trustee in amounts that will be sufficient to make payments of the principal, interest and premium, if any, required to be made in respect of such Leased Aircraft Notes when and as due and payable.

  The rental obligations of United under each Lease and the obligations of United under each Owned Aircraft Indenture and under the Owned Aircraft Notes will be general obligations of United. Except in certain circumstances involving United's purchase of a Leased Aircraft and the assumption of the Leased Aircraft Notes related thereto, the Leased Aircraft Notes are not obligations of, or guaranteed by, United.

PRINCIPAL AND INTEREST PAYMENTS

  Interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth in the applicable Prospectus Supplement until the final distribution for such Trust. Principal paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth in the applicable Prospectus Supplement until the final distribution date for such Trust.

  If any date scheduled for any payment of principal, premium, if any, or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day without any additional interest.

SECURITY

  The Leased Aircraft Notes will be secured by (i) an assignment by the related Owner Trustee to the related Loan Trustee of such Owner Trustee's rights (except for certain rights, including those described below) under the Lease with respect to such Aircraft, including the right to receive payments of rent thereunder, (ii) a mortgage granted to such Loan Trustee of such Aircraft, subject to the rights of United under such Lease and (iii) an assignment to such Loan Trustee of certain of such Owner Trustee's rights with respect to such Aircraft under the purchase agreement between United and the related manufacturer. Under the terms of each Lease, United's obligations in respect of each Leased Aircraft will be those of a lessee under a "net lease". Accordingly, United will be obligated, among other things and at its expense, to cause each Leased Aircraft to be duly registered, to pay all costs of operating such Aircraft and to maintain, service, repair and overhaul (or cause to be maintained, serviced, repaired and overhauled) such Aircraft.

  The Owned Aircraft Notes will be secured by a mortgage granted to the related Loan Trustee of all of United's right, title and interest in and to such Owned Aircraft and an assignment to such Loan Trustee of certain of United's rights with respect to such Aircraft under the purchase agreement between United and the related manufacturer. Under the terms of each Owned Aircraft Indenture, United will be obligated, among other things and at its expense, to cause each Owned Aircraft to be duly registered, to pay all costs of operating such Aircraft and to maintain, service, repair and overhaul (or cause to be maintained, serviced, repaired and overhauled) such Aircraft.

  United will be required, except under certain circumstances, to keep each Aircraft registered under the Aviation Act, and to record the Indenture and the Lease, if any, among other documents, with respect to each Aircraft under the Aviation Act. Such recordation of the Indenture, the Lease, if any, and other documents with respect to each Aircraft will give the related Loan Trustee a first priority perfected security interest in the related Aircraft whenever it is located in the United States or any of its territories and possessions; the Convention on the International Recognition of Rights in Aircraft (the "Convention") provides that such security will also be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention. Although United has no current intention to do so, United will have the right, subject to certain conditions, at its own expense to register each Aircraft in countries other than the United States. Unless otherwise specified in the applicable Prospectus Supplement, prior to any such change in the jurisdiction of registry, the related Loan Trustee shall have received an opinion of United's counsel that, among other things, confirms the perfected status of the lien of the related Indenture and, in the case of Leased Aircraft, confirms the validity and enforceability of the related Lease in such jurisdiction, in each case subject, in certain cases, to certain filings, recordations or other actions. Each Aircraft may also be operated by United or under lease, sublease or interchange arrangements in countries that are not parties to the Convention. The extent to which the related Loan Trustee's security interest would be recognized in an Aircraft located in a country that is not a party to the Convention, and the extent to which such security interest would be recognized in a jurisdiction adhering to the Convention if the Aircraft is registered in a jurisdiction not a party to the Convention, is uncertain. Moreover, in the case of an Indenture Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

  The Equipment Notes are not cross-collateralized and consequently the Equipment Notes issued in respect of any one Aircraft will not be secured by any other Aircraft or, in the case of Leased Aircraft Notes, the Lease related thereto. Unless and until an Indenture Default with respect to a Leased Aircraft has occurred and is continuing, the related Loan Trustee may not exercise any of the rights of the related Owner Trustee under the related Lease. With respect to the Leased Aircraft, the assignment by the related Owner Trustee to the related Loan Trustee of its rights under the related Lease will exclude, among other things, rights of such Owner Trustee and the related Owner Participant relating to indemnification by United for certain matters, insurance proceeds payable to such Owner Trustee in its individual capacity and to such Owner Participant under liability insurance maintained by United pursuant to such Lease or by such Owner Trustee or such Owner Participant, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under certain casualty insurance maintained by such Owner Trustee or such Owner Participant pursuant to such Lease and any rights of such Owner Participant or such Owner Trustee to enforce payment of the foregoing amounts and their respective rights to the proceeds of the foregoing.

  Unless otherwise specified in the applicable Prospectus Supplement, United will, at its expense, maintain or cause to be maintained all-risk aircraft hull insurance covering each Aircraft, fire and extended coverage and, to the extent available at reasonable cost, all-risk property damage insurance covering engines and parts while temporarily removed from an Aircraft and not replaced by similar components, at all times in an amount not less than, with respect to any Leased Aircraft, the applicable stipulated loss value (which will be an amount at least equal to the aggregate unpaid principal of, together with all unpaid interest accrued on, the outstanding Equipment Notes related to such Aircraft) or, with respect to any Owned Aircraft, the aggregate unpaid principal of, together with all unpaid interest accrued on, the applicable Equipment Notes. Unless otherwise specified in the applicable Prospectus Supplement, during any period when an Aircraft is on the ground and not in operation United may carry or cause to be carried, in lieu of the insurance required by the previous sentence, insurance otherwise conforming with the provisions of said sentence except that the scope of the risks covered and the type of insurance shall be the same as are from time to time applicable to aircraft owned or leased by United of the same type as such Aircraft similarly on the ground and not in operation, in an amount at least equal to, with respect to any Leased Aircraft, the applicable stipulated loss value or, with respect to any Owned Aircraft, the aggregate unpaid principal of, together with the accrued interest on, the applicable Equipment Notes. All policies covering loss of or damage to an Aircraft shall be made payable to the applicable Loan Trustee for any loss in excess of that certain amount specified in the applicable Prospectus Supplement. United may self-insure a portion of these risks, but in no case will the self-insurance with respect to all of the aircraft in United's fleet (including the Aircraft) exceed the lesser of 50% of the largest replacement value of any single aircraft in United's fleet or 1 1/2% of the average aggregate insurable value (during the preceding calendar year) of all aircraft on which United carries insurance. In addition, unless otherwise specified in the applicable Prospectus Supplement, United will, at its expense, maintain or cause to be maintained comprehensive airline liability (including, without limitation, passenger, contractual, bodily injury and property damage liability) insurance (exclusive of manufacturer's product liability insurance) and cargo liability insurance with respect to each Aircraft (i) in amounts that are not less than the greater of the comprehensive airline liability insurance as is from time to time applicable to aircraft owned and operated by United of the same type as such Aircraft, and an amount specified in the applicable Prospectus Supplement, and (ii) of the types and covering the same risks as are from time to time applicable to aircraft owned or operated by United of the same type as such Aircraft and which is maintained in effect with insurers of recognized responsibility, provided that United need not maintain cargo liability insurance, or may maintain such insurance in an amount less than that specified above for the respective Aircraft as long as the amount of cargo liability insurance, if any, maintained with respect to such Aircraft is the same as the cargo liability insurance, if any, maintained for other aircraft of the same model as such Aircraft owned or operated by United. Unless otherwise specified in the applicable Prospectus Supplement, during any period when an Aircraft is on the ground and not in operation United may carry or cause to be carried, in lieu of the insurance required by the previous sentence, insurance otherwise conforming with the provisions of said sentence except that the amounts of coverage shall not be required to exceed the amounts of comprehensive airline liability insurance, and the scope of risks covered and type of insurance shall be the same, as are from time to time in effect with respect to aircraft owned or leased by United of the same type as such Aircraft similarly on the ground and not in operation. United may also self-insure a portion of these risks subject to the same limitations described above for insurance for risks of loss of or damage to the Aircraft. The applicable Trustee, the applicable Loan Trustee, any applicable Owner Participant and any applicable Owner Trustee, in its individual capacity and as owner of the Aircraft, and United will each be named as insured parties under all liability insurance policies required with respect to the related Aircraft. In addition, the insurance policies maintained under the Lease (with respect to any Leased Aircraft) or the Indenture (with respect to any Owned Aircraft), as the case may be, will provide that, in respect of the respective interests of the applicable Trustee, the applicable Loan Trustee, any applicable Owner Participant, and any Owner

Trustee, relating to such Aircraft, the insurance shall not be invalidated by any action or inaction of United and shall insure the respective interests of the applicable Trustee, such Loan Trustee, Owner Participant or Owner Trustee, as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by United.

  Funds, if any, held from time to time by the Loan Trustee with respect to any Aircraft, prior to the distribution thereof, will be invested and reinvested by such Loan Trustee. Such investment and reinvestment will be at the direction of United (except, with respect to a Leased Aircraft, in the case of a Lease Event of Default under the applicable Lease or, with respect to an Owned Aircraft, in the case of an Indenture Default under the applicable Indenture), in certain investments described in the related Indenture. The net amount of any loss resulting from any such investments will be paid by United.

  Section 1110 of title 11 of the United States Code (the "Bankruptcy Code") provides that the right of a secured party with a security interest in, or of a lessor or conditional vendor of, aircraft, aircraft engines, propellers, appliances or spare parts, as defined in Section 40102 of the Aviation Act, that are subject to a security interest granted by, leased to, or conditionally sold to, an air carrier operating under an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of the Aviation Act for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, to take possession of such equipment in compliance with the provisions of a security agreement, lease, or conditional sale contract, as the case may be, is not affected by (i) the automatic stay provision of the Bankruptcy Code, which provision enjoins repossessions by creditors for the duration of the reorganization period, (ii) the provision of the Bankruptcy Code allowing the debtor in possession and/or the bankruptcy trustee to use property of the bankruptcy estate during the bankruptcy case,
(iii) the provision of the Bankruptcy Code allowing the proponent of a plan of reorganization to confirm such plan by imposing the plan upon a class of claims or interests that has not accepted or is impaired by such plan and (iv) any power of the bankruptcy court to enjoin a repossession. Section 1110 provides, however, that the right of a lessor, conditional vendor or holder of a security interest to take possession of an aircraft in the event of an event of default may not be exercised for 60 days following the date of the order of relief (unless specifically permitted by the bankruptcy court) and may not be exercised at all if, within such 60-day period, the debtor in possession and/or the bankruptcy trustee agrees to perform the debtor's obligations that become due on or after such date and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor). In the case of a security interest in Owned Aircraft first placed in service on or prior to October 22, 1994, such security interest must be a purchase money equipment security interest for section 1110 to provide the secured party with the rights specified above.

  In connection with any issuance of Certificates under this Prospectus and the applicable Prospectus Supplement, United shall have received an opinion from its counsel to the effect that (i) with respect to any Leased Aircraft, the related Owner Trustee, as lessor under the related Lease, and the related Loan Trustee, as assignee of such Owner Trustee's rights under such Lease pursuant to the related Indenture, would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to the Aircraft initially delivered under such Lease and subjected to the related Indenture or (ii) with respect to any Owned Aircraft, the related Loan Trustee under the related Indenture would be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to the Aircraft initially subjected to the related Indenture. Such opinions will not address the possible replacement of an Aircraft after an Event of Loss in the future.

PAYMENTS AND LIMITATION OF LIABILITY

  Each Leased Aircraft will be leased separately by the related Owner Trustee to United for a term commencing on the delivery date thereof to such Owner Trustee and expiring on a date not earlier than the latest maturity date of the Leased Aircraft Notes, unless previously terminated as permitted by the terms of the related Lease. The basic rent and other payments under each such Lease will be payable by United in accordance with the terms specified in the applicable Prospectus Supplement, and will be assigned by the related Owner Trustee under the related Indenture to provide the funds necessary to pay principal of, premium, if any, and interest due from such Owner Trustee on the Leased Aircraft Notes issued under such

Indenture. In certain cases, the basic rent payments under a Lease may be adjusted, but each Lease will provide that under no circumstances will rent payments by United be less than the scheduled payments on the related Leased Aircraft Notes. The balance of any basic rent payment under each Lease, after payment of amounts due on the Leased Aircraft Notes issued under the Indenture corresponding to such Lease, will be paid over to the applicable Owner Participant. United's obligation to pay rent and to cause other payments to be made under each Lease will be general obligations of United.

  With respect to the Leased Aircraft Notes, except in certain circumstances involving United's purchase of a Leased Aircraft and the assumption of the Leased Aircraft Notes related thereto, the Leased Aircraft Notes will not be obligations of, or guaranteed by, United. With respect to the Leased Aircraft Notes, none of the Owner Trustees, the Owner Participants or the Loan Trustees shall be personally liable to any holder of such Leased Aircraft Notes for amounts payable under such Leased Aircraft Notes, or, except as provided in the Indentures relating thereto in the case of the Owner Trustees and the Loan Trustees, for any liability under such Indentures. Except in the circumstances referred to above, all amounts payable under any Leased Aircraft Notes (other than payments made in connection with an optional redemption or purchase by the related Owner Trustee or the related Owner Participant) will be made only from the assets subject to the lien of the related Indenture with respect to such Aircraft or the income and proceeds received by the related Loan Trustee therefrom (including rent payable by United under the related Lease).

  With respect to the Leased Aircraft Notes, except as otherwise provided in the related Indentures, no Owner Trustee shall be personally liable for any amount payable or for any statements, representations, warranties, agreements or obligations under such Indentures or under such Leased Aircraft Notes except for its own willful misconduct or gross negligence. None of the Owner Participants shall have any duty or responsibility under the Leased Aircraft Indentures or under such Leased Aircraft Notes to the related Loan Trustee or to any holder of any such Leased Aircraft Note.

  United's obligations under each Owned Aircraft Indenture and under the Owned Aircraft Notes will be general obligations of United.

DEFEASANCE OF THE INDENTURES AND THE EQUIPMENT NOTES IN CERTAIN CIRCUMSTANCES

  Unless otherwise specified in the applicable Prospectus Supplement, the applicable Indenture provides that the obligations of the related Loan Trustee and, with respect to any Leased Aircraft Notes, the related Owner Trustee or, with respect to any Owned Aircraft Notes, United under the applicable Indenture shall be deemed to have been discharged and paid in full (except for certain obligations, including the obligations to register the transfer or exchange of Equipment Notes, to replace stolen, lost, destroyed or mutilated Equipment Notes and to maintain paying agencies and hold money for payment in trust) on the 91st day after the date of irrevocable deposit with the related Loan Trustee of money or certain obligations of the United States or any agency or instrumentality thereof the payment of which is backed by the full faith and credit of the United States which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an aggregate amount sufficient to pay when due (including as a consequence of redemption in respect of which notice is given on or prior to the date of such deposit) principal of, premium, if any, and interest on all Equipment Notes issued thereunder in accordance with the terms of such Indenture. Such discharge may occur only if, among other things, there has been published by the Internal Revenue Service a ruling to the effect that holders of such Equipment Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred.

  Upon such defeasance, or upon payment in full of the principal of, premium, if any, and interest on all Equipment Notes issued under any Indenture on the maturity date therefor or deposit with the applicable Loan Trustee of money sufficient therefor no earlier than one year prior to the date of such maturity, the holders of such Equipment Notes will have no beneficial interest in or other rights with respect to the related Aircraft or other assets subject to the lien of such Indenture and such lien shall terminate.

ASSUMPTION OF OBLIGATIONS BY UNITED

  Unless otherwise specified in the applicable Prospectus Supplement with respect to Leased Aircraft, upon the exercise by United of any purchase options it may have under the related Lease prior to the end of the term of such Lease, United may assume on a full recourse basis all of the obligations of the Owner Trustee (other than its obligations in its individual capacity) under the Indenture with respect to such Aircraft, including the obligations to make payments in respect of the related Leased Aircraft Notes. In such event, certain relevant provisions of the related Lease, including (among others) provisions relating to maintenance, possession and use of the related Aircraft, liens, insurance and events of default will be incorporated into such Indenture, and the Leased Aircraft Notes issued under such Indenture will not be redeemed and will continue to be secured by such Aircraft. It is a condition to such assumption that, if such Aircraft is registered under the laws of the United States, an opinion of counsel be delivered at the time of such assumption substantially to the effect that the related Loan Trustee under such Indenture should, immediately following such assumption, be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Aircraft (including the engines related thereto), but such opinion need not be delivered to the extent that the benefits of such Section 1110 are not available to the Loan Trustee with respect to such Aircraft or any engine related thereto immediately prior to such assumption.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Certificates to the original purchaser thereof and should be read in conjunction with any additional discussion of federal income tax consequences included in the applicable Prospectus Supplement. The discussion is based on laws, regulations, rulings and decisions, all as in effect on the date of this Prospectus and all of which are subject to change or different interpretations. The discussion below does not purport to address all of the federal income tax consequences that may be applicable to particular categories of investors, some of which (for example, insurance companies and foreign investors) may be subject to special rules. The statements of law and legal conclusions set forth herein are based upon the opinion of Vedder, Price, Kaufman & Kammholz, counsel to United. Investors should consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Certificates, including the advisability of making any election discussed below. The Trusts are not indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes could result in a reduction in the amounts available for distribution to the Certificate Owners of the affected Trust.

GENERAL

  Based upon an interpretation of analogous authorities under currently applicable law, the Trusts would not be classified as associations taxable as corporations, but, rather, each would be classified as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"), and each Certificate Owner of each Trust should be treated as the owner of a pro rata undivided interest in each of the Equipment Notes or any other property held by such Trust.

  Each Certificate Owner should be required to report on its federal income tax return its pro rata share of the entire income from the Equipment Notes or any other property held by the related Trust, in accordance with such Certificate Owner's method of accounting. A Certificate Owner using the cash method of accounting must take into account its pro rata share of income as and when received (or deemed received) by the applicable Trustee. A Certificate Owner using an accrual method of accounting must take into account its pro rata share of income as it accrues or is received by the applicable Trustee, whichever is earlier.

  A purchaser of a Certificate should be treated as purchasing an interest in each Equipment Note and any other property in the related Trust at a price determined by allocating the purchase price paid for the

Certificate among such Equipment Notes and other property in proportion to their fair market values at the time of purchase of the Certificate. Unless otherwise indicated in a Prospectus Supplement, it is believed that when all the Equipment Notes have been acquired by the related Trust the purchase price paid for a Certificate by an original purchaser of a Certificate should be allocated among the Equipment Notes in the related Trust in proportion to their respective principal amounts.

SALES OF CERTIFICATES

  A Certificate Owner that sells a Certificate should recognize gain or loss (in the aggregate) equal to the difference between its adjusted tax basis in the Certificate and the amount realized on the sale (except to the extent attributable to accrued interest, which should be taxable as ordinary income). Any such gain or loss will be capital gain or loss if the Certificate was held as a capital asset and will be long-term capital gain or loss if the Certificate was held for more than one year. Net capital gain (the excess of net long-term capital gain over net short-term capital loss) of individuals is, under certain circumstances, taxed at lower rates than items of ordinary income. Net capital loss of individuals is subject to limitations on deductibility.

ORIGINAL ISSUE DISCOUNT

  The Equipment Notes may be issued with original issue discount ("OID"), which may require Certificate Owners to include such OID in gross income in advance of the receipt or accrual of the stated interest on such Equipment Notes. The Prospectus Supplement will state whether any Equipment Notes to be held by the related Trust will be issued with OID. Generally, a holder of a debt instrument issued with original issue discount that is not de minimis must include such original issue discount in income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income, under a method that takes into account the compounding of interest.

BACKUP WITHHOLDING

  Payments made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificate Owner complies with certain reporting procedures or is exempt from such requirements under section 3406 of the Code. Any such withheld amounts are allowed as a credit against the Certificate Owner's federal income tax.

INFORMATION REPORTING

  Information reports will be made by the applicable Trustee to the Internal Revenue Service, and to Certificate Owners that are not exempt from the reporting requirements, annually or as otherwise required with respect to interest paid (or OID accrued, if any) on the Certificates.

                              CERTAIN STATE TAXES

  As set forth in the applicable Prospectus Supplement, counsel to the applicable Trustee will advise United that, in its opinion, under then currently applicable law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State in which such Trustee is located or any political subdivision thereof and (ii) Certificate Owners that are not residents of or otherwise subject to tax in such State will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of such State or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate. Neither the Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Trust. In general, should a Certificate Owner or a Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                              ERISA CONSIDERATIONS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Certificates may, subject to certain legal restrictions, be purchased and held by an employee benefit plan (a "Plan") subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an individual retirement account or an employee benefit plan subject to section 4975 of the Code. A fiduciary of a Plan must determine that the purchase and holding of a Certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Employee benefit plans which are governmental plans (as defined in section 3(32) of ERISA) and certain church plans (as defined in section 3(33) of ERISA) are not subject to Title I of ERISA or section 4975 of the Code. The Certificates may, subject to certain legal restrictions, be purchased and held by such plans.

              INFORMATION TO BE PROVIDED BY PROSPECTUS SUPPLEMENT

  The Prospectus Supplement which accompanies this Prospectus provides (i) more detailed information on use of proceeds (including the interest rate and maturity date of debt to be repaid, if any, with the proceeds of securities offered by such Prospectus Supplement), (ii) the amount of debt ranking senior to or in parity with the securities being offered by such Prospectus Supplement and (iii) the anticipated market for the securities being offered by such Prospectus Supplement. The Prospectus Supplement also provides a diagram illustrating the transactions pursuant to which the specific series of Certificates are being offered.

                              PLAN OF DISTRIBUTION

  The Certificates being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly to other purchasers.

  The distribution of the Certificates may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  Offers to purchase the Certificates may be solicited by agents designated by United from time to time. Any such agent involved in the offer or sale of the Certificates in respect of which this Prospectus is delivered will be named, and any commissions payable by United to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Certificates so offered and sold.

  If the Certificates are sold by means of an underwritten offering, United will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make offers and sales of the Certificates in respect of which this Prospectus is delivered to the public. If underwriters are utilized in the sale of the Certificates in respect of which this Prospectus is delivered, the Certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The Certificates may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Certificates, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of the Certificates will be obligated to purchase all such Certificates if any are purchased. United does not intend to apply for listing of the Certificates on a national securities exchange. If the Certificates are sold by means of an underwritten offering, the underwriters may make a market in the Certificates as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the Certificates and any such market making could be discontinued at any time at the sole discretion of such underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

  If a dealer is utilized in the sale of the Certificates in respect of which this Prospectus is delivered, such Certificates will be sold to the dealer as principal. The dealer may then resell such Certificates to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Certificates so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Offers to purchase the Certificates may be solicited directly and the sale thereof may be made directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by United against certain liabilities, including liabilities under the Securities Act.

  Agents, underwriters and dealers may engage in transactions with, or perform services for, UAL, United and UAL's other subsidiaries in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, agents, underwriters or dealers may be authorized to solicit offers by certain institutions to purchase the Certificates at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a specified date or dates. A commission indicated in the applicable Prospectus Supplement will be paid to agents, underwriters and dealers soliciting purchases of the Certificates pursuant to Contracts accepted by United.

                                 LEGAL OPINIONS

  Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Certificates and the Guarantees, if any, offered hereby will be passed upon for United by Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601, and for any agents or underwriters by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Unless otherwise indicated in the applicable Prospectus Supplement, both Vedder, Price, Kaufman & Kammholz and Shearman & Sterling will rely on the opinion of counsel for the applicable Trustee for the Certificates of each Trust, as to certain matters relating to the authorization, execution and delivery of such Certificates by, and the valid and binding effect thereof on, such Trustee.

                                    EXPERTS

  The consolidated financial statements of United and subsidiary companies as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 and the consolidated financial statements of UAL and subsidiary companies as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the respective consolidated financial statements.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUP-PLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PRO-SPECTUS SUPPLEMENT OR THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNITED OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS DO NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CERTIFICATES
IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AF-FAIRS OF UNITED SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement

Prospectus Supplement Summary..............................................  S-3
The Company................................................................  S-7
Recent Developments........................................................  S-7
Selected Financial and Operating Data......................................  S-9
Ratio of Earnings to Fixed Charges.........................................  S-9
Use of Proceeds............................................................ S-10
Diagram of Payments........................................................ S-11
Description of the Certificates............................................ S-12
Description of the Equipment Notes......................................... S-17
Federal Income Tax Consequences............................................ S-31
Certain Utah Taxes......................................................... S-31
ERISA Considerations....................................................... S-32
Underwriting............................................................... S-32
Glossary of Certain Terms..................................................  A-1
                                   Prospectus
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
United and UAL.............................................................    3
Formation of the Trusts....................................................    3
Use of Proceeds............................................................    3
Ratios of Earnings to Fixed Charges........................................    4
Description of the Certificates............................................    5
Description of the Equipment Notes.........................................   16
Federal Income Tax Consequences............................................   21
Certain State Taxes........................................................   22
ERISA Considerations.......................................................   23
Information to be provided by Prospectus Supplement........................   23
Plan of Distribution.......................................................   23
Legal Opinions.............................................................   24
Experts....................................................................   25

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                                  $164,700,000

                           [LOGO OF UNITED AIRLINES]

                           PASS THROUGH CERTIFICATES,
                                 SERIES 1996-A

                                ---------------

                             PROSPECTUS SUPPLEMENT
                                January 30, 1996

                                ---------------

                                LEHMAN BROTHERS

                              MORGAN STANLEY & CO.
                                  INCORPORATED

                        NATWEST CAPITAL MARKETS LIMITED




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